Blue Sphere Corporation S-1/A

Exhibit 10.43

Preamble

Whereas the Principal desires to have a biogas plant with an electrical output capacity of 3.2 MW supplied and built at the Site and engages the Contractor to perform the obligations described in Article 2.1 hereof;

And whereas the Contractor declares that it has the appropriate know-how, experience and skills to supply, design, engineer, procure, assemble, build and commission such a biogas plant at the Site in compliance with Applicable Law (as defined below) and the terms and conditions of this Agreement;

And whereas the Parties have agreed to define their respective obligations regarding the supply and building of such biogas plant within the scope of this Agreement;

And whereas AUSTEP USA, Inc., (the controlling entity of AUSPARK LLC) and Orbit Energy Rhode Island, LLC previously agreed to a certain Turnkey Agreement for the Design, Construction and Delivery of a Biogas Plant dated 30 April, 2014 (the “Original Agreement”) pursuant to which Principal ordered from Contractor and Contractor agreed to supply the design, supply, engineering, permitting, procurement, assembly, construction, installation, commissioning and start-up of the Plant on a turnkey basis (as better defined therein);

And whereas pursuant to Article 25 of the Original Agreement AUSTEP USA, Inc. has assigned to AUSPARK LLC the Original Agreement;

And whereas the Parties desire to amend and restate the Original Agreement to reflect certain agreed changes. For clarification reasons only it is clearly stated that this Restated Agreement shall replace and supersede the Original Agreement in its entirety, and once this Amended and Restated Agreement is signed by the Parties it shall become the sole valid Agreement between the Parties with regards to the Project.

NOW, THEREFORE the Parties have agreed as follows:

The preamble to this Agreement is an integral part thereof.

1.	DEFINITIONS AND INTERPRETATION

1.1	In this Agreement specific words and expressions shall have the meaning given to them in the following Definitions and as otherwise stated in the Agreement.

“Agreement” means this Amended and Restated Turnkey Agreement for the Design, Construction and Delivery of a Biogas Plant between Principal and Contractor, entered into as of April 7, 2015, together with all annexes and attachments hereto (each of the foregoing, as amended, supplemented and modified from time to time in accordance with the terms hereof);

“Applicable Law” means all laws, regulations, orders, rules, directions, judgments, and directives in force from time to time, which in any way govern, apply to, affect or impinge upon any of the matters relating to the Plant or the Work, or the performance of any obligations under this Agreement;

“Certificate of Final Completion” means a Certificate of Final Completion, substantially in the form shown on Annex 13A, which is executed and delivered by Contractor and countersigned by Principal in accordance with the terms of this Agreement;

“Certificate of Mechanical Completion” means a Certificate of Mechanical Completion, substantially in the form shown on Annex 13B, which is executed and delivered by Contractor and countersigned by Principal in accordance with the terms of this Agreement;

“Certificate of Substantial Completion” means a Certificate of Substantial Completion, substantially in the form shown on Annex 13C, which is executed and delivered by Contractor and countersigned by Principal in accordance with the terms of this Agreement;

“COD Readiness Date” means the date as defined in the Workflow Plan;

“Change Order” has the meaning given to it by Article 9;

“CHP Units” means the MWM Units or Caterpillar G3520C generator sets and related equipment;

“Commercial Operation” means that, and shall be deemed to have occurred when, the Plant has achieved commercial operation, as such term is defined in the PPA;

“Commercial Operation Date” or “COD” means the date that the Plant has achieved Commercial Operation as defined in the EPC Agreement by reference to the definition in the PPA;

“Commercial Operation Guaranteed Date” means December 12th 2015 (as may be extended due to Events of Force Majeure or delays due to Principal, but only to the extent expressly provided in this Agreement), provided that Principal has delivered the Full Notice to Proceed no later than April 7, 2015; notwithstanding the foregoing, it is understood and agreed that in order for Principal to deliver the Full Notice to Proceed, Contractor shall have already procured the performance and payment bonds described in Section 10.7 hereof and in the event that Contractor fails to procure such bonds prior to April 6, 2015, then Principal shall be released from the obligation to deliver the Full Notice to Proceed prior to such date (although the December 12th, 2015 Commercial Operation Guaranteed Date will remain in full force and effect, as may be extended due to Events of Force Majeure or other delays due to Principal to the extent expressly provided in this Agreement);

“Commissioning” has the meaning given to it by Article 12.5;

“Commissioning Date” has the meaning given to it by Article 12.5;

“Confidential Information” means all information disclosed, whether or not designated, marked or stamped as confidential, by each Party to the other Party, orally or in writing, embodying or concerning the disclosing Party’s business (or its parent or subsidiary companies’), business plans, investments, equity ownership, customers, strategies, trade secrets, inventions, discoveries, developments, improvements, intellectual properties, manufacturing processes, distributors, operations, records, financial information, assets, technology, software source code and object code, or other data and information that reveals the processes, methodologies, technology or know how by which each Party’s (and their respective parent or subsidiary companies’) existing or future products, services, applications and methods of operation are developed, conducted or operated;

“Construction Documents” means (1) all contracts related to the construction of the Plant, including this Agreement; (2) the Power Purchase Agreement (to the extent such Power Purchase Agreement is related to or affects construction or engineering matters); (3) the Interconnection Agreement (to the extent that such Interconnection Agreement relates to construction, or engineering matters); and (4) any subcontracts with Subcontractors, materialmen, laborers, or any other person for performance of work on the Plant or the delivery of materials to the Plant, and all amendments, modifications and supplements with respect to the foregoing documents and any replacements, renewals, extensions or restatements thereof, and any substitutes therefore, in whole or in part;

“Contractor” means the Party named as the Contractor on page 1;

“Contract Price” means the contract price as detailed under Article 6.1 of this Agreement and as the same may be varied from time to time in accordance with this Agreement;

“Defect Notice” a written notice from the Principal to the Contractor which includes details of any defect, default or malfunction in the Plant;

“Delay Liquidated Damages” means the greater of (a) the amount of forty eight thousand United States dollars ($48,000) that Contractor will pay to Principal for each week that Contractor fails to achieve Substantial Completion after the Substantial Completion Guaranteed Date in accordance with Article 12.7.3, or (b) the aggregate amount that Principal is obligated to pay to Power Purchaser as damages under the PPA in accordance with Article 12.8.1, or (c) any failure of the Plant to meet specified power output standards in accordance with the PPA, up to a total of six hundred and ninety thousand dollars ($690,000) provided, however, that delays, to the extent caused by Events of Force Majeure, or acts or omissions of Principal (including acts or omissions of entities or individuals under Principal’s control) in violation of express obligations in this Agreement, will not be counted against Contractor. Delay Liquidated Damages will be the Principal’s sole and exclusive remedies for Contractor’s failure to achieve Substantial Completion by the Substantial Completion Guaranteed Date (Contractor and Principal each agree that the foregoing sets forth a reasonable amount and reasonable formula for calculation of liquidated damages in light of the anticipated harm caused by such delay; that such harm would otherwise be difficult or impossible to calculate or ascertain; and that the foregoing consists of liquidated damages and not of a penalty);”Delivered Objects” means all the materials and works to be supplied by the Contractor to the Principal in accordance with this Agreement;

“Effective Date” means November 3, 2014;

“Equipment” means the equipment described in the Scope of Works attached hereto as Annex 1;

“Event of Force Majeure” means any occurrence, other than: (a) the lack of financial or operational capability of a Party (b) an event caused by the Contractor or any Party over whom it has control, including its Subcontractors; or (c) a Party’s ability or inability to sell or to purchase equipment or materials or equivalents thereof or any component thereof to or from a market or customers at any given price, including one that is a more advantageous price, which (i) prevents or delays a Party from performing its obligations under this Agreement (except an obligation to pay any amount) within the time required for the performance of such obligation, (ii) is not due to the fault or negligence of the claiming Party on such occurrence; (iii) at the time of such occurrence, is beyond the reasonable control of the Party required by this Agreement to perform such obligation and such Party is unable to reasonably prevent or provide against such occurrence; and (iv) at the time this Agreement was executed, could not have been reasonably contemplated by the claiming Party on such occurrence; for greater certainty, an Event of Force Majeure shall include, but not be limited to, acts of God such as hurricanes and earthquakes; strikes, lock out or other form of industrial action; outbreak of hostilities; or civil disturbance or acts of terrorism, fire, explosion, flood, theft or malicious damage;

“Extreme Weather Conditions” means weather conditions which make the continuation of the Work on Site impracticable or impossible for objective reasons, including any weather condition or applicable safety regulation that requires and/or necessitates the temporary suspension of construction activities;

“Final Completion” means that, and shall be deemed to have occurred when: (a) Substantial Completion has occurred and all conditions precedent to Final Completion set forth in Article 12.9 have been satisfied in full; (b) the Plant is capable of Commercial Operation (c) all Punch List Items have been completed (except for such items that Principal agrees in writing may be delayed); (d) all warranties, design materials, operation and maintenance manuals, schematics, spare parts lists, design and engineering documents, performance testing data, “as-built” drawings and surveys, and such other items as are required by the Construction Documents and the Service, Operation and Maintenance Agreement have been delivered to Principal; (e) all other duties and obligations of Contractor and Subcontractors under this Agreement have been fully performed; (f) all of the Subcontractor’s personnel, supplies, equipment, waste materials, rubbish and temporary facilities have been removed from the Site; (g) Contractor has submitted to Principal lien waivers and releases from every Subcontractor, supplier or other entity providing products or services in connection with this Agreement, provided that Contractor is allowed the opportunity to provide a bond to satisfy any remaining Subcontractor claims; and (h) all other requirements in this Agreement with respect to completion of the Plant have been satisfied. Final Completion shall not occur until a Certificate of Final Completion has been executed by both Parties. Additionally, if requested by Financier as a prerequisite to closing financing, Financier’s Engineer’s will execute its confirmation of Final Completion in the form set forth in Annex 13D;

“Final Completion Guaranteed Date” means the date that is fifteen (15) months from the Starting Date of Construction as it may be extended to the extent delays are caused by Events of Force Majeure or actions or omissions of the Principal;

“Financier” means (as applicable) any financing entity that enters into an agreement with the Principal for debt or equity financing of the construction of the Plant;

“Financier’s Engineer” means (as applicable) the engineer (if any) that Financier utilizes for its due diligence on the Plant;

“Full Notice to Proceed” means a Full Notice to Proceed, substantially in the form shown on Annex 23A, delivered to Contractor in accordance with Article 3.2 of this Agreement; provided, however, if Principal delivers the Full Notice to Proceed to Contractor after April 7, 2015 but prior to April 18, 2015, the milestone dates set forth in the Workflow Plan shall be automatically extended on a day-for-day basis unless otherwise agreed between the Parties; provided further, however, if the Principal does not deliver the Full Notice to Proceed by April 18, 2015, the Parties shall meet to negotiate a new Workflow Plan and any other amendment necessary to the Agreement. If the Parties do not reach an agreement within 7 days of delivery of a Full Notice to Proceed that occurs after April 18, 2015, or a different deadline as agreed upon by the Parties, either Party may terminate the Agreement. In case of termination of this Agreement, Principal shall reimburse Contractor for all disbursements paid by Contractor under this Agreement as set forth in an invoice or Purchase Order and indemnify it from any request of third parties in relation to the performance of this Agreement except in cases where Contractor default is the cause of such termination or in instances where a negligent or willfull action or omission of Contractor is the impetus for such third party action;

“ITC Readiness Date” means the date on which the plant must achieve COD in order to qualify for state and federal investment tax credits, and shall be the date set forth in the Workflow Plan;

“Intellectual Property Rights” shall mean the intangible legal rights, titles and interests evidenced by or embodied in (a) any idea, design, concept, technique, invention, discovery, or improvement thereon, whether or not patentable, but including patents, patent applications and patent disclosures (together with all re- issuances, continuations, continuations-in-part, revisions, extensions, and re-examinations thereof), and (b) any work of authorship, whether or not copyrightable, but including copyrights and any moral rights recognized by law, and (c) all trademarks, trade names, trade dress, trade secrets, know-how and Confidential Information, and (d) any other similar rights, on a worldwide basis;

“Interconnection Agreement” means that certain agreement between Principal and Power Purchaser, to be entered into subsequent to the date hereof, and any and all attachments, exhibits and schedules thereto (each as amended, supplemented and modified from time to time in accordance with the terms thereof) setting forth the terms and conditions under which the Plant will be connected to the Power Purchaser’s electrical system;

“Layout” means the flow-chart attached at Annex 2;

“Manual” means the manual for operation of the Plant to be provided in accordance with Article 10.2;

“Mechanical Completion” means that, and shall be deemed to have occurred when: (a) construction of the Plant has been completed in accordance with the Plans and Specifications; (b) all Equipment and other components of the Plant has passed all standard and required electrical testing, hypot, megger testing, flushing and pressure testing of piping, and all other applicable testing, per codes and guides, including any applicable Machinery Application and Installation Guides; and (c) the Plant is ready to be tested and commissioned (Mechanical Completion shall not occur until a Certificate of Mechanical Completion has been executed by each of the Parties), as may be bifurcated with the consent of the Principal in accordance with Section 12.4 hereof Additionally, if requested by Financier as a prerequisite to closing financing, Financier’s Engineer’s will execute its confirmation of Mechanical Completion in the form set forth in Annex 13D;

“Party” means either the Principal or Contractor and “Parties” shall be construed accordingly;

“Payment Amount” means a portion of the Contract Price according to the Schedule of Values for which Contractor shall invoice in accordance with Article 7.

“Performance Guarantee Agreement” means the performance guarantee agreement pursuant to which Contractor guarantees from the Substantial Completion Date a gross annual production of 25,228,800 kWh of electricity for a term of two years, as measured in accordance with the Agreement in Annex 24;

“Performance Test” means the off-grid and on-grid performance test to be performed on the Plant during the Probation Period as set out in Article 12.6 and in accordance with the terms of the Testing Protocols;

“Permitted Changes” means such changes as are consented to by Principal in writing;

“Permits and Related Rights” means all city, county, state, federal, governmental, or other permits, authorizations, tags, licenses, certificates, and any other documents, instruments, agreements, requisite approvals or rights necessary in order to construct the Plant and in order to use and operate the Plant, including environmental, construction, operating and air permits, licenses and other rights;

“Plans and Specifications” means the plans and specifications for the Plant that are referenced in the Construction Documents together with any Permitted Changes;

“Plant” means the biogas plant to be constructed on the Site and capable of producing biogas and generating electrical power with an output capacity of 3.2 MW to be designed, engineered, procured, constructed, tested and commissioned under this Agreement;

“Plant Operational Manager” means the person appointed by the Principal to be the operational manager of the Plant as notified by the Principal to the Contractor;

“PPA” means that certain Power Purchase Agreement, dated May 26, 2011, as amended October 12, 2011, and as further amended December 9, 2013, and January 7, 2015 between Principal and Power Purchaser and all Exhibits and Schedules attached; each as amended, supplemented, modified, replaced, renewed, extended or restated in accordance with the terms hereof, as of the date of the Agreement;

“Power Purchaser” means the Narragansett Electric Company d/b/a National Grid, a Rhode Island Corporation;

“Preliminary Performance Test” means the performance test to be performed - in accordance with the specific section of the terms of the Testing Protocols on the Plant regarding only the power production and during which the Plant is capable of producing 3.2 MW for one hour, as set out in Article 12.6;

“Principal” means the Party named as the Principal on page 1 of this Agreement;

“Principal Permits” means (i) air quality permit, (ii) the solid waste permit, (iii) industrial pretreatment permit, (iv) industrial stormwater no-exposure permit the cost of which is to be borne 100% by Principal; it being understood that delay in obtaining Principal Permits will not result in a delay imputable to Contractor and all deadlines shall be modified accordingly in the result of a delay from any scheduled due date for such Principal Permits;

“Probation Period” means the period of 90 days following the Commissioning of the Plant;

“Punch List Items” means, with respect to the Plant, those items of work approved by Principal minor in nature, which have not been completed by Contractor as of the date of issuance of the Certificate of Substantial Completion and which are not material to the operation of the Plant in the normal course of business and which can be completed without interfering with the operation of the Plant;

“Ruler” means or any other person nominated pursuant to a written agreement among the Parties; in the absence of such agreement by the seventh (7) Working Day following a written request made by any Party for the nomination of the Ruler, the Ruler shall be appointed by the chairman of the American Association of Engineers. With respect to any disputes relating to a technical issue and\ or of a technical nature under this Agreement (including any annexes thereof): (i) the relevant technical matter (including without limitation, unless explicitly indicated otherwise herein) with respect to any financial aspects thereof and with respect to any changes to the Workflow Plan insofar as they pertain to a technical dispute) shall be exclusively decided by the Ruler, (ii) the Ruler’s opinion shall be final, undisputable and non appealable, and the Parties will be finally bound thereby, and (iii) the Ruler shall give reasons for its ruling, but will not be subject to any procedural Law; (iv) Ruler’ fees shall be borne by the losing Party, or as decided by the Ruler;

“Schedule of Values” means the schedule of the components of the Contract Price, which is attached hereto as Annex 8;

“Scope of Works” means the description of the Work as defined in Article 2.2 and attached at Annex 1;

“Service, Maintenance and Operation Agreement” means the agreement between the Principal and Contractor for the services, maintenance and operation in respect of the Plant attached hereto as Annex 18;

“Site” means Shun Pike and Scituate Avenue, Johnston, RI;

“Starting Date Of Construction” means the date on which construction is commenced, which must be within 15 days following the delivery by the Principal of the Full Notice to Proceed (so long as it becomes legally permissible for the Contractor to commence the Work at the Site within such period);

“Subcontractor” has the meaning given to it by Article 5.4.1 of this Agreement;

“Substantial Completion” means that, and shall be deemed to have occurred when the Plant has been constructed, successfully tested and commissioned such that, among other things: (a) the Plant (i) is operating within all the specified parameters and otherwise in compliance with the provisions of the Construction Documents and has satisfied all conditions precedent set forth in Article 12.7 hereof, (ii) has achieved Mechanical Completion, (iii) has all Permits and Related Rights and (iv) is operating and generating the specified output pursuant to the Construction Documents and the PPA, has achieved Commercial Operation, as defined in the PPA, and is supplying power to the Power Purchaser in full accordance with the PPA, provided that (i) Client has provided the Plant with sufficient substrates in line with the initial recipes defined by Contractor for the initial commissioning of the Plant (as indicated in Annex 14 — Table of Quality and Quantity Substrates Deviances) and (ii) the PPA is then in force and the Plant has achieved interconnection with the grid (which, for the avoidance of doubt, is Principal’s responsibility and (iii) no Extreme Weather Conditions occurred during the construction period delaying the continuity of Work; (b) a successful operational performance test of the Plant for its intended use shall have been completed demonstrating that Plant performance criteria of electrical generation, heat rate and emission levels have been met and are satisfactory; and (c) Principal shall have received from Contractor satisfactory evidence that all payrolls, bills, and other costs and expenses relating to the work performed under the Construction Documents have been paid or otherwise satisfied (including lien waivers and releases, from every Subcontractor and every other Person who provided labor, material, equipment or supplies for the work or the Plant) (Substantial Completion shall not occur until a Certificate of Substantial Completion has been executed by all appropriate parties. Additionally, if requested by Financier as a prerequisite to closing financing, Financier’s Engineer’s will execute its confirmation of Substantial Completion in the form set forth in Annex 13D.;

“Substantial Completion Date” means the date the Certificate of Substantial Completion is executed by all parties;

“Substantial Completion Guaranteed Date” means the date that is no later than thirteen (13) months after the Starting Date of Construction as extended (if applicable) for so long as necessary (i) for the Power Purchaser to connect the Plant to the grid, so long as delay is not caused by Contractor’s default of its obligations under this Agreement; (ii) to account for extreme weather conditions during construction and/or due to Events of Force Majeure; (iii) to account for or delays due to any actions or omissions of Principal in breach of this Agreement, including Principal’s delay in providing the Plant with Sufficient Substrates; or (iv) as required due to changes to the Workflow Plan agreed to by Principal;

“Successfully Complete” or “Successful Completion” means with respect to the Performance Test that (a) the Performance Test was completed in accordance with the Testing Protocols and (b) the results from such Performance Test demonstrate that the performance parameters set forth in the Testing Protocols have been achieved;

“Testing Protocols” means those protocols pursuant to which the Performance Tests shall be carried out as further set forth in Annex 19 to this Agreement (which Testing Protocols shall also include performance parameters that must be met by the Plant in order to achieve Substantial Completion, such as input measures of volatile solids and resulting methane production as well as performance criteria of electrical generation, heat rate and emission levels for the CHP Units);

“Work” has the meaning set forth in Article 2.1 hereof;

“Working Hours” means from 8 am till 5 pm local time;

“Workflow Plan” means the workflow plan attached at Annex 7 to this Agreement; and,

“Working Day” means a day other than a Saturday or Sunday or a day, which is a public or bank holiday in the United States.

1.2	In this Agreement, unless the context otherwise requires:

1.2.1	words in the singular include the plural and vice versa and words in one gender include any other gender.

1.2.2	a reference to a statute or statutory provision includes:

1.2.2.1	any subordinate legislation made under it;

1.2.2.2	any repealed statute or statutory provision which it re-enacts (with or without modifications); and

1.2.2.3	any statute or statutory provision which modifies, consolidates, re-enacts or supersedes it whether such statute or statutory provision comes into force before or after the date of this Agreement.

1.2.3	a reference to:

1.2.3.1	any Party includes it’s successors in title and permitted assigns;

1.2.3.2	a “person” includes any individual, firm, body corporate, association or partnership, government or state (whether or not having a separate legal personality);

1.2.3.3	clauses and schedules is to clauses of and schedules to this Agreement and references to sub-clauses and paragraphs are references to sub-clauses or and paragraphs of the clause or schedule in which they appear; and

1.2.3.4	any provision of this Agreement is to that provision as amended in accordance with the terms of this Agreement.

2.	SUBJECT OF THE AGREEMENT

2.1	The Principal orders from the Contractor, and the Contractor agrees to supply, the design, supply, engineering, permitting (as detailed under the Responsibility Matrix - Annex 10), procurement, assembly, construction, installation, commissioning and start-up of the Plant on a turnkey basis at the Site and the training of Principal’s staff in the operation of the Plant, all in accordance with the terms of this Agreement (collectively, the “Work”). The Principal represents and warrants as of the date of the Full Notice to Proceed that it has the right to use the Site and to construct the Plant thereupon. For the avoidance of doubt, it is agreed that the Contractor will not be responsible for any services or equipment to be provided by the Power Purchaser in respect of interconnection to the grid, which shall be described in the Interconnection Agreement, but will be responsible for the supply of transformers and connection of CHP Units to the transformers.

2.2	Contractor agrees that the Work shall conform to the Scope of Works in Annex 1, the Flow Chart in Annex 2 and the Preliminary Plans and Specifications in Annex 3.

2.3	The Contractor represents that it has visited and inspected the Site and has observed and become familiar with the local conditions under which the Work is to be performed. With regard to the Site soil, Principal hereby represents that it will have the following characteristics: (i) specific soil loading more than 1.2 kg/cm2, (ii) no contaminations that require removal, (iii) no archaeological items that must be preserved under Applicable Law and (iv) no other impediments or structures existing underground at the Site that must be preserved in such a manner as to materially and adversely affect the performance of the obligations of Contractor under this Agreement. Contractor shall deliver the soil survey to be attached as Annex 5 as soon as practicable.

2.4	Precedence

2.4.1	In the event of contradictions between the individual components of this Agreement, the Contractor shall notify the Principal as soon as it becomes aware of such a contradiction, and will seek for an agreed solution with the Principal. If consent is not reached between the Parties, the following order of precedence will apply: (i) this Agreement excluding its annexes, (ii) the Scope of Work in Annex 1, (iii) the Table of Quality and Quantity Substrates Deviances in Annex 14, (iv) the Responsibility Matrix in Annex 10, (v) Plans and Specifications in Annex 3, (vi) the Work Flow Plan in Annex 7 and, to the extent not listed above, the remaining annexes in the order in which they appear in the Table of Annexes on page 3 above.

2.4.2	Changes in the Applicable Law affecting the Work that become effective after the Effective Date of this Agreement may result in changed specifications and a changed Contract Price, subject to agreement by the Parties. In the event that such changes result in an increase of at least 10% of the Contract Price, the Principal shall have the right to terminate (by written notice within twenty (20) Working Days from receipt of notice from the Contractor) this Agreement due to such price increase. If the Principal exercises its right of termination, the Principal shall reimburse the Contractor for proven expenses incurred to-date, plus 5% of the proven expenses amount as reimbursement of Contractor overhead costs (which reimbursement shall not include the increase being sought under the circumstances described in this paragraph). For the avoidance of doubt, dismantling costs to be incurred by Contractor, if any, shall be paid on top of the Principal’s reimbursement under this Article. If the Principal does not terminate the Agreement in strict accordance with the terms of this paragraph within the specified time, the Parties shall enter into a Change Order reflecting the mutually agreed upon adjustment to the Contact Price and the Schedule of Values. The Workflow Plan shall also be amended to reflect any agreed resulting changes. Notwithstanding anything else to the contrary, if the Parties are unable to agree the amount of increase in Contract Price to reflect changed specifications due to changes in Applicable Law, and Principal does not exercise its right of termination, then the Contractor shall perform such work on a cost-plus basis using a rate of fifteen percent (15%) profit thereon.

3.	AUTHORITY

3.1	Each of the Parties hereby confirms to each other Party that: (i) it has the requisite corporate power and authority to enter into this Agreement, (ii) its board of directors, managing member or general partner, as applicable, has taken all actions required by any Applicable Law to duly and validly authorize and approve the execution and performance by such Party of this Agreement, (iii) no other corporate proceedings on the part of such Party are, or will be, necessary under any Applicable Law to authorize this Agreement, (iv) neither the execution nor the performance by such Party of this Agreement (a) contravenes or conflicts with such Party’s memorandum of association or articles of association or any other governance document, or (b) contravenes or conflicts with or constitutes a violation of any provision of any Applicable Law binding upon or applicable to such Party, (v) no agreement to which such Party is a party prohibits or imposes any constraints on such Party’s power to execute or perform this Agreement or on such Party’s power to become bound by the terms and provisions of this Agreement, and (vi) this Agreement has been duly and validly executed by such Party and assuming the due authorization, execution and delivery by the other Party, constitutes the legal, valid and binding obligations of the Parties, enforceable against each of them in accordance with their respective terms, subject to laws of general application relating to bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and rules of law governing specific performance, injunctive relief or other equitable remedies.

3.2	This Agreement will be valid and in full force from the Effective Date hereof and the Contractor shall be bound to commence the Work in accordance with the terms of this Agreement, including but not limited to the tasks specified under the Responsibility Matrix - Annex 10 hereto. For the avoidance of doubt, upon the later to occur of the Effective Date, the delivery of the documents required pursuant to Article 11.1 hereof, the receipt and execution of the Service, Maintenance and Operation Agreement and the Performance Guarantee Agreement, Permits and Related Rights necessary to commence work, Principal shall deliver a Full Notice to Proceed to Contractor.

4.	CONTRACTOR’S REPRESENTATIONS AND WARRANTIES

Contractor hereby represents and warrants that:

4.1	Contractor has the knowledge, skill, financial resources, human resources, and experience required for the purpose of performing Contractor’s undertakings pursuant to herein and hereunder; the Work shall be carried out by Contractor on a turn-key, lump-sum basis in accordance with the time schedule and performance criteria set forth in this Agreement, subject to adjustments in the Contract Price and the Substantial Completion Date as may be made from time to time, and in accordance with this Agreement and Applicable Law.

4.2	The consideration with respect to the Plant shall, subject to this Agreement, take into account all risks that may be associated with the Contractor’s duties pursuant to Article 2.1, which based on the Contractor’s experience might be involved in such a project, and such agreed Contract Price represents the Contractor’s acknowledgement of the sufficiency of the consideration for the Work to be provided with respect thereto.

4.3	The Contractor shall, subject to this Agreement, be solely responsible, and shall bear all liabilities, with respect to the Plant from the commencement of the Work and until Substantial Completion Date (including the supply of all necessary information, documents, materials and assistance in the attainment of applicable electricity production permits and licenses) with respect thereto.

4.4	The characteristics of the Site, as inspected and assessed by Contractor and\or by professional experts on its behalf are known to the Contractor, and are suitable for the Work and operation of the Plant and for the provision of all other services of the Contractor hereunder.

4.5	No proceedings for the bankruptcy, winding up, insolvency, or reorganization of or for any moratorium or scheme of arrangement or any other similar proceedings relating to the Contractor, under any Applicable Law, including according to the country of its incorporation are outstanding, the Contractor is not insolvent or is not expected to become insolvent under the Laws applicable to it according to the country of its incorporation.

5.	GENERAL OBLIGATIONS AND AUTHORITY OF THE PARTIES

5.1	The Contractor shall exercise the reasonable skill and care to be expected of a prudent contractor undertaking works similar in size, scope, nature and complexity to the Work in performance of, and Contractor shall perform, all of the following:

5.1.1	Apply for and obtain (or, with respect to the Principal Permits, provide any and all technical and other assistance in obtaining) the Permits and Related Rights. Any changes in the Applicable Law resulting in additional permits or any changes thereof shall be performed by the Contractor based on the mechanism defined under clause 2.4.2 above. For the avoidance of doubt, it is agreed that Principal will be responsible and pay for the Principal Permits.

5.1.2	Prepare all documents and\or plans as may be required in order to perform the Work and all its other obligations under this Agreement, and submit all required material and applications, for the purpose of obtaining the Permits and Related Rights, through qualified personnel or advisers and in such quality that is required for the obtainment of the Permits and Related Rights and the Contractor shall maintain at all times at its own expense the Permits and Related Rights that are required for the performance of the Work under Applicable Law.

5.1.3	Take all required safety precautions and measures pursuant to Applicable Law with respect to the performance of Contractor’s undertakings pursuant to this Agreement. The Contractor shall be responsible for the compliance with safety, security and health regulations, all in accordance with Applicable Law.

5.1.4	Complete the Work in the Site as explicitly specified under this Agreement in an efficient and professional manner, promptly following receipt of any and all Permits and Related Rights that are required in full and timely accordance with the Workflow Plan, subject to adjustments as provided in this Agreement and good industry practice.

5.1.5	Throughout the entire construction period, be fully responsible for all parts and components, which are delivered to the Site and carry out any action reasonably required for the safekeeping, security, storage, retrieving and cataloguing thereof.

5.1.6         Transfer the Plant to the Principal subject to, and in accordance with, the terms and provisions of this Agreement and in accordance with the specifications set forth in this Agreement.

5.1.7	Remove from the Site, within a reasonable time following the Delivery of the Plant to the Principal, any instrument, material, part, component, and\or any other object located in the Site, which was brought to the Site by Contractor and\or any person on its behalf, including Subcontractors, and which does not form part of the Plant pursuant to the specifications documents, in such manner that will enable the proper activation and commercial operation of the Plant pursuant to this Agreement, to the satisfaction of the Principal.

5.1.8	Until Substantial Completion Date, Contractor will (i) perform the Work related to the start-up and commissioning of the Plant, including, but not limited to, feeding-in the substrates that are supplied by Principal, (ii) arrange and pay for the provision of electricity, water, fire protection, sewage and waste disposal services related to the performance of the Work or any other obligations of Contractor hereunder and (iii) bear and pay 100% of the costs of the Plant and the Work of any nature. In this connection, it is agreed and understood that (i) Principal shall not be required to participate in or incur any cost or expense in respect of the Plant or the Work until Substantial Completion has been achieved and (ii) Contractor shall be entitled to receive any and all revenues to be generated from or in respect of the Plant until the Substantial Completion Date. Principal shall make such arrangements and enter into such agreements as may be necessary for Contractor to receive such revenue.

5.1.9	Develop more detailed Testing Protocols in form and substance satisfactory to Contractor, Principal within thirty (30) days of the Effective Date to be added to Annex 19. Thereafter, the Testing Protocols shall include such additional details.

5.1.10	Perform ongoing quality tests in accordance with the Testing Protocols, with respect to the works carried out thereby and\or by any Subcontractor in accordance with the provisions of this Agreement

5.1.11	Carry out the Work in compliance with Applicable Law. The Contractor shall also comply with all of its requirements set out in Annex 7.

5.1.12	If the Contractor [or its affiliates] is not or ceases to be the party operating the Plant pursuant to the Service, Maintenance and Operation Agreement, provide the Principal and its personnel and replacement service providers (up to 5 people) with training and instruction enabling them to fully and safely operate the Plant after the Substantial Completion Date in compliance with Applicable Law and to perform the Operation Services as such term is defined in the Service, Maintenance and Operation Agreement. Such training shall be at Contractor’s expense, last up to three months and fully take place either prior to the Substantial Completion Date or prior to the date on which Contractor ceases to be the party operating or to operate the Plant.

5.1.13	Provide the Principal with detailed instructions necessary for the proper and safe use of any materials and/or equipment and/or components supplied and/or used in the Plant and which are necessary to ensure the proper and safe operation of the Plant.

5.1.14	Give all the notices for inspections necessary for the proper execution and completion of the Work pursuant to this Agreement.

5.1.15	Deliver the Plant on a turnkey basis when it is operating and after it has achieved Substantial Completion.

5.1.16	Enter into, or cause an affiliate to enter into, the Service, Maintenance and Operation Agreement; enter into, or cause an affiliate to enter into, and the Performance Guarantee Agreement; and deliver an insurance policy or an alternative financial instrument acceptable to the Principal on the date on which the Performance Guarantee Agreement becomes effective in accordance with its terms, issued by an insurance company or a financial institute acceptable to Principal in support of the Contractor’s obligations with respect to the Performance Guarantee set forth in such Performance Guarantee Agreement.

5.1.17	Use equipment for which there is availability of support and spare parts on the open market on commercially reasonable terms and timing. The Contractor declares that the List of Spare Parts as attached to the Service, Maintenance and Operation Agreement under Annex 18 covers the required spare parts to be used during the first year of operation.

5.1.18	Cooperate with the Principal and its nominated parties such as the financing entities in addition to Article 5.3.4 below, enable third party engineering inspections during normal business hours; and provide information and data on the Work progress if requested.

5.2	Quality and Description

5.2.1	Insofar as the brand of the materials and components to be used in the Work and/or in the Plant has not been specified in the Scope of Works, the Contractor shall choose such new, unused materials and components provided that they are in conformity with the Scope of Works, are recognized and accredited in the biogas industry or have similar or better technical characteristics or are of the same or a higher standard than those materials and components included in the Scope of Works. Notwithstanding the above, the brand of materials and components (to the extent not specified in the Scope of Works) to be used in the Work and/or in the Plant shall be approved in advance and in writing by the Principal. The Principal will have ten (10) Working Days after receipt of the relevant information to make such approval. If the Principal does not approve the materials or components within the said period, then the Contractor shall propose alternative components. For the avoidance of doubt, it is agreed that such approval will not relieve the Contractor from any responsibility or liability arising from the brand of materials and components, except for components, which based on the Contractor’s sole discretion are irreplaceable or mandatory for the Site performance. All materials and components specified in the Scope of Works shall also be new, unused materials and components.

5.2.2	The Contractor shall use the standard of reasonable skill and care to be expected of a prudent contractor undertaking works similar in size, scope, nature and complexity to the Work hereunder to verify that the Work shall:

5.2.2.1	Conform strictly with the quantity, specifications, quality and description of the Work detailed in the Scope of Works and with all requirements of Applicable Law;

5.2.2.2	Be of sound materials and workmanship;

5.2.2.3	Be in strict compliance with the Plans and Specifications referred to in this Agreement and as set forth in the Scope of Works, including but not limited to Annexes 1 and 3;

5.2.2.4	Comply with the high standard of performance specified in this Agreement.

5.2.3	All Work under this Agreement shall be performed by suitably qualified and competent personnel.

5.3	Representatives of the Parties

5.3.1	Each Party shall designate a person who will represent it in all contact with the other Party. All communications between such designated person and the other Party will be deemed as carried out between the Parties themselves.

5.3.2	The Parties hereby state that their designated representatives set out in this Agreement have the authority to act on their behalf in all matters concerning this Agreement. Each Party may, by giving at least three (3) days prior written notice to the other Party, replace its representative.

5.3.3	The representative may delegate specific tasks to one or more persons appointed by the representative or deputy. In any such case, the other Party’s representative shall be notified of the authority given to such appointed person or persons.

5.3.4	The representatives of the Principal shall be afforded access to the Site during Working Hours. The same access shall be afforded to the persons authorized by the Principal’s representatives or to the Contractor’s representatives following the Substantial Completion Date. The Principal’s representative or any person authorized by him to access the Site shall comply with reasonable instructions or directions, provided that the Principal and any of its representatives will follow all the health and safety regulations as instructed by the Contractor.

5.4	Subcontracting

5.4.1	Contractor shall be entitled to perform part, but not all, of the Work pursuant to this Agreement, through subcontractors that shall be: (a) hired by Contractor; and (b) have the knowledge, skill, financial resources, human resources, and experience required for the purpose of performing the tasks assigned thereto in a professional manner and in accordance with good industry practice (each, herein, a “Subcontractor”). The Principal shall have the right to disapprove any Subcontractor and demand the dismissal and/or replacement of a Subcontractor whose work quality and ability to meet deadlines the Principal has justified reasons to doubt.

5.4.2	The Contractor shall use reasonable efforts to integrate similar terms and conditions as detailed under this Agreement into the subcontracts entered with its Subcontractors. The Contractor shall be responsible to the Principal for the acts and\or omissions of its Subcontractors and\or any employee thereof with respect to the delivery and performance of this Agreement, to the same extent as the Contractor is responsible to the Principal for the acts and\or omissions of the Contractor and its employees and as if such act and\or omission was taken or omitted, as applicable, by Contractor and\or any employee thereof. Entry into any subcontract shall not relieve the Contractor of any of its obligations under this Agreement, including the obligations to perform the Work in accordance with this Agreement.

5.4.3	Without limiting the scope of Contractor’s liability under Article 5.4.2 hereof, the Contractor further agrees to use reasonable efforts to obtain from its Subcontractors similar warranties to those required from the Contractor under this Agreement.

5.4.4	The Contractor shall provide the Principal with lien waivers from each Subcontractor (in each case, prior to such Subcontractor undertaking any work on the Plant), effectively waiving the Subcontractors’ rights to claim any liens or encumbrances on the Plant.

6.	CONTRACT PRICE

6.1	The Contractor will be entitled to receive from the Principal the sum of $13,800,000.00 (thirteen million eight hundred thousand United States dollars) (the “Contract Price”) for the performance of the Work in accordance with this Agreement.

6.2	The Contract Price is a fixed price and is not subject to any changes except as otherwise provided in this Agreement. Subject to the terms of this Agreement, the Principal shall pay the Contractor the Contract Price as comprehensive, exhaustive, full and complete consideration for the fulfillment of its obligations under this Agreement.

6.3	The Contractor declares that the Contract Price set out under this Agreement is sufficient to fulfill its obligations as detailed under this Agreement and in the Scope of Works in Annex 1 hereto, based on the Applicable Laws in effect on the date of this Agreement, in full conformance with the Construction Documents.

6.4	For the avoidance of doubt, any payments made by the Principal under this Agreement shall not constitute a waiver of claims by the Principal or relieve the Contractor in any manner whatsoever of any of the Contractor’s obligations under this Agreement.

7.	INVOICING AND PAYMENT

Payments to Contractor shall be made as follows:

7.1	The Schedule of Values, attached hereto as Annex 8, establishes the portion of the Contract Price payable in respect of each Payment Amount listed therein (subject to permitted adjustments under this Agreement). The Schedule of Values is intended to apportion the Work into, and is in sufficient detail to permit the Principal to evaluate, Contractor’s monthly application for payment by the element of the Work to be furnished by each Subcontractor and by Contractor, the cost for such element, and such other details as agreed to by the Parties. The Schedule of Values shall be a basis for evaluating Contractor’s monthly application for payment. Subject to the provisions of this Article 7, as and when the relevant Payment Amount is due, Contractor shall submit, for each calendar month, an application and payment request in form and substance satisfactory to Principal (which include forms AIA G702 and 703 promulgated by the American Institute of Architects), executed by a representative of Contractor, which shall request payment for all Work which has been performed and completed as of the date of the application and payment request and shall be supported by such evidence as Principal shall reasonably require, including monthly progress photos, periodic status reports and a monthly updated construction schedule (collectively, an “Invoice”) to Principal for all payments due in relation to all Payment Amounts payable to Contractor at such time. Principal shall use its reasonable efforts to provide Contactor advance, detailed and prompt, written notice as to the form and substance of the evidence to be required in support of each Invoice. If Principal is unable to provide comprehensive information in advance of each Invoice, Principal shall nonetheless provide as much information as possible and as early as possible.

7.2	In order to verify the progress made by Contractor in connection with any Invoice submitted by Contractor, Principal and Financier’s Engineer (if any) shall have the right to inspect the Work or any part thereof that Principal or Financier’s Engineer (if any) reasonably requests; provided, however, that such inspections shall not delay payment by Principal to Contractor of any undisputed amount set forth on an Invoice. Principal shall be entitled to perform all inspections under this clause through any of its appointed representatives including the Financier’s inspectors or appointed engineers. Principal shall only be entitled to withhold disputed amounts if it disputes the amount due reasonably and in good faith and it provides Contractor with a detailed written statement of the basis of the dispute no later than fifteen (15) days from receipt of the Invoice.

7.3	On or about the fifth (5th) Working Day of a relevant month after Contractor receives the Full Notice to Proceed, Contractor shall electronically deliver to Principal an Invoice for the Work for the corresponding portion of the Contract Price in the Schedule of Values.

7.4	Each Invoice shall include an executed Conditional Waiver and Release from Contractor and each Subcontractor performing Work for which payment is being sought in Contractor’s invoice in the form of Annex 21 hereto. In the event that Contractor fails to provide an executed Conditional Waiver and Release in respect of a particular invoice, then it is agreed that Principal shall only be entitled to withhold payment of such amount that is allocable to the missing Conditional Waiver and Release(s).

7.5	Contractor understands and agrees that any Invoice that is materially inaccurate or not in accordance with this Article 7 shall not constitute a valid request for payment. Principal shall notify Contractor of any deficiencies in an invoice within the relevant payment period.

7.6	Within fifteen (15) days after Principal receives an invoice and all accompanying documentation required by this Article 7, Principal shall notify Contractor concerning any dispute over the accuracy and entitlement to the amount of the submitted Invoice and the basis for such dispute. If Principal has not notified Contractor within fifteen (15) days after Contractor has provided such invoice of any good faith objection thereto, Principal shall be deemed to have approved such Contractor’s invoice for purposes of making payment under this Article 7 but, as noted in Article 6.4 hereof, any payments made by the Principal under this Agreement shall not constitute a waiver of claims by the Principal or relieve the Contractor in any manner whatsoever of any of the Contractor’s obligations under this Agreement. Principal shall only be entitled to withhold disputed amounts if it disputes the amount due reasonably and in good faith and it provides Contractor with a detailed written statement of the basis of the dispute and the proposed amount to be withheld or suspended not later than fifteen (15) days from receipt of the Invoice. In case of any disagreement in respect of a disputed invoice that is not resolved between them in a timely manner, the Parties shall refer such disputed invoice to the Ruler for final and binding adjudication.

7.7	Payments.

7.7.1	Principal shall make payment to Contractor for the full undisputed amount specified in each invoice no later than thirty (30) days following the Invoice date in the manner and detail and at the time required pursuant to this Article 7. Notwithstanding anything else to the contrary in this Agreement, the Parties agree that (i) the aggregate amount of payments to be made in respect of Mechanical Completion and thereafter shall be equal to at least 10% of the Contract Price, as adjusted by the mutual agreement of the parties or otherwise hereunder and (ii) any and all payments in respect of Mechanical Completion and thereafter are subject to delivery by Contractor to Principal of the executed Performance Guarantee Agreement, including, without limitations, any insurance policy and/or surety provided for therein, being however agreed for clarity sake that the Performance Guarantee and its annexes will become effective at Substantial Completion Date.

7.7.2	All payments to be made to either Party under this Agreement shall be paid in United States dollars and shall be paid electronically (by means of ACH or wire) in immediately available funds. All payments for undisputed amounts referenced in each Invoice shall be due within thirty (30) days of the paying Party’s receipt of the other Party’s Invoice (each, an “Invoice Payment”) or, if such date is not a Working Day, on the immediately succeeding Working Day, to such account as may be designated by each Party from time to time by notice to the other Party; provided, however, that banking transfer instructions have been provided by the invoicing Party to the paying Party at least five (5) Working Days before the first payment of the paying Party is due and payable.

7.7.3	Any undisputed payment that is delinquent by more than five (5) Working Days, shall, beginning on the next calendar day, bear interest at the prime rate as published in “The Money Rates” Section of The Wall Street Journal (U.S. Edition) on the date that payment was due, plus six percent (6%) per annum, until paid, but not to exceed the maximum rate permitted by Applicable Law (the “Contract Interest Rate”). The payment of interest unaccompanied by payment of the delinquent payment shall not excuse or cure any default or delay in such payment. Contractor shall be responsible for paying all Subcontractors in connection with the Work completed by such Subcontractor.

7.7.4	Final Invoice. On or after the date on which Contractor delivers to Principal the Final Completion Certificate, Contractor shall submit a final Contractor’s Invoice (a “Final Contractor’s Invoice”) which shall set forth all amounts due to Contractor that remain unpaid in connection with the Work. Within fifteen (15) days of Final Completion as confirmed in the Final Completion Certificate issued pursuant to Article 7.7.6 below, Principal shall pay to Contractor the amount due under such Final Contractor’s Invoice (“Final Payment”). The Final Contractor’s Invoice shall include an executed Conditional Waiver and Release from Contractor, Conditional Waiver and Releases from all Subcontractors who are to be paid with proceeds of such Final Payment and Unconditional Waiver and Release from all other Subcontractors, in each case, in the form of Annex 21 hereto. Within fifteen (15) days after Contractor receives the Final Payment, Contractor shall deliver an executed Unconditional Waiver and Release from Contractor and all its Subcontractors, in each case, in the form of Annex 21 hereto.

7.7.5	Intentionally omitted.

7.7.6	Disputes Regarding Payments. Subject to Contractor’s rights and remedies under this Agreement, failure by Principal to pay any amount disputed in good faith until resolution of such dispute in accordance with this Agreement shall not alleviate, diminish, modify nor excuse the performance of Contractor or relieve Contractor’s obligations to perform hereunder. Contractor’s acceptance of any payment (including Final Payment), and Principal’s payment of any amount, shall not be deemed to constitute a waiver of amounts that are then in dispute. Contractor and Principal shall use reasonable efforts to resolve all disputed amounts reasonably expeditiously and in any case in accordance with the provisions of Article 30. No payment made hereunder shall be construed to be acceptance or approval of that part of the Work to which such payment relates or to relieve Contractor of any of its obligations hereunder. Contractor shall have the right to suspend performance of the Work, without penalty, if Principal withholds at any one time more than U.S. $700,000 which has been invoiced by Contractor in conformance with this Agreement. In the event a disputed amount is withheld by Principal and is later determined that such withholding was not warranted Principal shall pay such withheld amount promptly along with interest at the rate set forth in Article 7.7.4. In the event that it is later determined that such withholding was warranted, in addition to any other remedy Principal may have, Contractor shall pay Principal Delay Liquidated Damages if applicable. TIME

8.	Workflow Plan

8.1	The Work shall be carried out in accordance with the Workflow Plan subject to any amendment to that Workflow Plan in accordance with the terms of this Agreement. The Workflow Plan shall present the planned course of the Work including the design, the permitting, the construction, the commissioning, the Performance Test of the Plant and the training of Principal’s personnel.

8.2	The commencement of the Work pursuant to the Workflow Plan is expressly conditioned upon the Principal having submitted to the Contractor the Permits and Related Rights that are required under Applicable Law for such Work to be commenced by Contractor.

8.3	The date on which the Plant will undergo: i) a successful Preliminary Performance Test will be not later than the Commercial Operation Guaranteed Date, and ii) successful Performance Test will be no later thirteen (13) months following the Starting Date of Construction, subject to any extension of these dates this date to which the Contractor may be entitled pursuant to any Events of Force Majeure, to Principal’s delays and to any other terms of this Agreement.

Delay

8.4	The Contractor shall be entitled to the minimum reasonable extension of time in which to complete the Work and the minimum reasonable extension to any dates in the Workflow Plan (and an extension to the date specified in Article 8.3) if the reason for the Contractor being delayed in carrying out the Work is an Event of Force Majeure pursuant to this Agreement and/or one or more of the following circumstances:

8.4.1	Any impediment, prevention, default or non-cooperation, whether by act or omission, by the Principal or any of the Principal’s employees or agents, or any other person or entity for whose acts the Principal may be liable;

8.4.2	Delays in the delivery of goods and/or services and/or the substrates as specified under Annex 2 and Annex 6 and/or documents and/or information as required under this Agreement by the Principal;

8.4.3	Failure or delays made by the authorities to issue or grant Permits and Related Rights unless such failure or delay has occurred due to the Contractor’s fault only;

8.4.4	Denial of access to the Site to the Contractor;

8.4.5	Incorrect or missing documents submitted by the Principal after being requested by the Contractor, which are necessary for a proper evaluation of the Work and the risk evaluation involved with the construction of the Plant. The necessary documents include but are not limited to the following:

8.4.5.1	The approval of the Layout (Annex 2)

8.4.5.2	Drawing with connections for water and electricity to and at the Site

8.4.6	The Principal’s obligation to supply substrates (Annex 14)

8.4.7	Building interruptions imposed by the authorities having jurisdiction over the Work, unless such interruptions have been imposed due to the Contractor’s fault.

8.4.8	Delays pursuant to Article 13.4 of this Agreement.

8.4.9	The suspension of the Work by the Contractor in accordance with Article 7.7.7 of this Agreement.

8.4.10	Any change to the Work, the Plant or the subject matter of this Agreement requested by the Principal to the extent such delay is expressly set forth in the applicable Change Order;

8.4.11	The occurrence of any Extreme Weather Condition;

8.4.12	Civil commotion, riot, war sabotage or the use or threat of terrorism and/or the activities of the relevant authorities in dealing with such event or threat;

8.4.13	The exercise after the date of this Agreement by any governmental body of any statutory or regulatory power which completely prevents the performance of the Work.

8.4.14	Delays in obtaining the Permits and Related Rights (excluding Principal Permits) due to the reasons beyond the Contractor’s influence or responsibility.

8.5	In the event that the Contractor is delayed in carrying out the Work due to any event specified in Article 8.4 the Contractor shall issue a notice to the Principal specifying the cause or causes of delay and if practicable in such notice or as soon as reasonably practicable thereafter, give particulars of the expected effects including the expected duration of delay.

8.6	Following receipt of the Contractor’s notice under Article 8.4, the Principal shall give an extension of time by fixing such later date for completion of the Work and for any dates in the Workflow Plan as reasonably required for the Contractor to complete the Work; notwithstanding the aforesaid, the Contractor shall use its best efforts in order to complete the Work according to the original schedule regardless of any delay and\or extension pursuant to this Agreement. For the avoidance of doubt, Article 8.4 does not preclude recovery of monetary damages by Contractor.

9.	CHANGES AND ADDITIONAL WORK

9.1	In any case where, after the signing of this Agreement, the Principal requests the Contractor to make any changes in the Work and/or to perform any additional work and/or to provide any additional equipment, the Principal will inform the Contractor in writing of the intention and/or the necessity to do so (a “Proposed Deviation”). Changes in the Work resulting from the Contractor encountering conditions at the Site that are subsurface or otherwise concealed physical conditions that differ materially from (i) representations made by the Principal in this Agreement and/or (ii) those indicated in the reports attached to this Agreement shall be considered as changes to be addressed in this Article 9.

9.2	Upon receipt of a Proposed Deviation, and as soon as practically possible, the Contractor shall prepare and submit to the Principal: (i) a description of the works required in order to implement the Proposed Change Order; (ii) the Contractor’s proposals for any necessary modifications to the specifications documents and the Workflow Plan, if any, or to any of the Contractor’s obligations under this Agreement; and (iii) if the Contractor is of the view that the Proposed Deviation will result in an increase or decrease in the Contract Price, its proposed adjustment to the Contract Price, payment schedule and the extended Workflow Plan (the “Proposed Change Order”).

9.3	The Principal may approve the Proposed Change Order in its sole discretion by providing the Contractor with a signed version thereof (a “Change Order”), and the Contractor shall be bound to carry out the Change Order as if the provisions of such had been incorporated into this Agreement. All changes resulting from the Change Order, with respect to any adjustment to the Contract Price, the Workflow plan, the penalties, Substantial Completion Date, or passing the Performance Test shall be adjusted accordingly and shall be as set forth in Article 9.4 herein.

9.4	The price of any changed or additional work within the scope of this Article 9 shall be on a lump-sum fixed price agreed upon by the Parties in writing; provided that, if the Parties are unable to agree on a fixed price for such changed or additional work and Financier consents in writing to a cost plus arrangement with respect to such changed or additional work or Principal arranges payment for such changed or additional work from sources other than Financier, then the Contractor shall perform such work on a direct cost-plus fifteen percent (15%) basis thereon.

10.	ADDITIONAL DUTIES OF CONTRACTOR AND PRINCIPAL

10.1	The Substantial Completion Date as detailed under Article 12 below shall occur not later than Substantial Completion Guaranteed Date.

10.2	Documentation

The Contractor shall provide the Principal with two (2) written copies and one electronic copy of the Manual of Operation for the Plant (the “Manual”). The Manual will be drafted in English. The Manual will contain all information, descriptions and diagrams with sufficient details to make it possible for the Principal to operate and maintain the Plant. The Manual will also include spare part lists in the English language.

10.3	Insurance

Subject to the following sentence, the Contractor shall purchase and maintain with a reputable insurance company or companies such insurance policies as are set forth below and in Annex 9 for the duration of its activity at the Site and until the Delivery of the Plant to the Principal.

10.3.1	General Liability

10.3.1.1	The Contractor shall procure and maintain such liability and property insurance as is required by Applicable Law and as is required by this Agreement to protect the Contractor, Principal from any and all claims for damages for bodily injury, including death, and from claims for property damage which may arise from the Contractor’s or its representatives’, consultants’, subcontractors’, agents’, or employees’ operations under this Agreement. Such insurance shall be of the kinds and have limits of liability and coverage not less than the minimum limits hereinafter specified or required by law, whichever is greater.

10.3.1.2	Before commencing Work on the Site, the Contractor shall furnish to the Principal a certificate or certificates of insurance summarizing the insurance carried by the Contractor. Certificates shall be signed by a person authorized by that insurer to bind coverage on its behalf. All insurance policies shall provide, as evidenced by Certificates of Insurance, that the insurance shall not be cancelled, reduced, restricted, or changed in any way without at least 30 days prior written notice to the Principal. In the event of any such notice of cancellation, nonrenewal, reduction, restriction, or change in any insurance, the Contractor is obligated to arrange for replacement of such insurance at least 7 days prior to such cancellation, nonrenewal, reduction, restriction, or change without a gap in coverage and file accordingly such notice with the Principal, and other interested parties. Failing immediate receipt of evidence of such replacement of insurance, the Principal reserves the right to procure such insurance as the Principal considers desirable, provided that it shall have equivalent coverage at reasonable premiums and the Contractor shall pay the premium in respect thereof or the Principal may deduct the full cost of such premium for the entire time such insurance is required from the next payment due.

10.3.2	Worker’s Compensation and Employers’ Liability Insurance

10.3.2.1	The Contractor, its consultants, and its subcontractors shall procure and maintain Workers’ Compensation Insurance in the amount and type required by the State of Rhode Island and federal law for all employees employed under the Agreement who may come within the protection of Workers’ Compensation Laws and covering all operations under the Agreement whether performed by the Contractor or by his consultants and subcontractors. In jurisdictions not providing complete Workers’ Compensation protection, the Contractor and its consultants and subcontractors shall maintain employers’ liability insurance in an amount, form, company, and agency satisfactory to the State and the Principal for the benefit of all employees not protected by Workers’ Compensation Laws and covering all operations under the Agreement whether performed by the Contractor or by its consultants and subcontractors.

10.3.2.2	The Contractor shall pay such assessments as will protect the Contractor and the Principal from claims under the Workers’ Compensation Laws, workers’ or workmen’s compensation disability benefits and other similar employee benefit acts.

10.3.2.3	Coverage under this section shall be as required by federal and state Workers’ Compensation and Occupational Disease Statutes.

10.3.3	Automobile Liability Insurance

10.3.3.1	The Contractor shall procure and maintain insurance against liability for bodily injury and property damage as described below, that may arise with respect to the Work being performed under the Agreement, and as will provide protection from claims which may arise out of or result from the Contractor’s performance of the Work and the Contractor’s other obligations under the Agreement, whether such performance of the Work is by the Contractor, by any representative, consultant or subcontractor, by anyone, both officially and personally, directly or indirectly employed by any of them, or by anyone for whose acts any of them may be liable.

10.3.3.2	This policy of insurance shall carry the following minimum Limit of Liability: Combined Single Limit $2,000,000

10.3.4	Umbrella Liability

10.3.4.1	The Contractor shall maintain either an occurrence or a claims made Umbrella Liability policy (true follow form) over the underlying Automobile Liability and Employer’s Liability, with the following limits of liability:

Each Occurrence	$5,000,000
Aggregate	$5,000,000

10.3.4.2	Such coverage will be subject to a self-insured retention (SIR) no greater than $10,000 per occurrence where coverage is not provided by the underlying insurance, but is provided by the Umbrella Liability policy.

10.3.4.3	The Contractor may use any combination of primary and umbrella insurance policies to comply with the insurance requirements, provided the resulting insurance is equivalent to the insurance stated herein.

10.3.5	Property Insurance

10.3.5.1	The Contractor shall be responsible for purchasing and maintaining builder’s risk insurance satisfactory to the Principal to protect the Plant from perils of physical loss. The Contractor shall be responsible for any deductibles associated with this coverage. The builder’s risk insurance shall provide for the cost of replacement of the Work, including materials stored off site, at the time of any loss. The insurance shall include as additional insured parties the Principal, the Contractor and their subcontractors and shall insure against the loss from the perils of fire and all risk coverage for physical loss or damage due to theft, vandalism, collapse, malicious mischief, terrorism, transit, flood, mold, earthquake, testing, or damages resulting from defective design, negligent workmanship or defective material. Principal and its successors and assigns shall be listed as loss payee. The Contractor shall obtain approval from the Principal before increasing any coverage due to increases in construction costs.

10.3.5.2	The Contractor is responsible for all physical damage to owned or rented machinery, tools, equipment, forms, and other items owned, rented or used by the Contractor and/or consultants/subcontractor(s) in the performance of the Works. The insurance coverage evidencing such shall include a waiver of subrogation in favor of the Principal. The Contractor shall name the Principal and its members as additional insured under builder’s risk insurance contracts.

10.3.6	Valuable Papers and Records

The Contractor shall provide valuable papers and records insurance with coverage in the amount of $500,000.00 per occurrence.

10.3.7	Consultants and Subcontractors

The Contractor shall include all consultants and subcontractors as Insured parties under its policies, or shall furnish separate certificates, policies, and endorsements for each consultant and subcontractor the Contractor intends to use.

10.3.8	Other Insurance

Contractor shall maintain any insurance policies and coverage as customarily maintained by a prudent contractor. For the avoidance of doubt, all insurance policies shall be issued by a reputable insurance company with coverage in the United States reasonably acceptable to the Principal and such policies shall contain the usual market terms as used in construction projects in the United States.

10.4	Upon commencement by the Contractor of its Work on the Site, the Contractor shall have the overall sole responsibility for the Site and the Contractor shall ensure the proper organization of the Work on the Site and compliance with all relevant environmental and health and safety requirements.

10.5	At any stage of the Work and/or after the Delivery and Commissioning of the Plant, the Contractor shall support the Principal and provide it with any information, documentation or other assistance, as may be reasonably necessary for regulating the relations with authorities having jurisdiction or other third parties, in particular, during the process of applying for Principal Permits.

10.6	The Contractor shall inform the Principal regularly on the progress of the Work and, upon reasonable demand by the Principal, the Contractor shall submit documents and information related to the Work and/or this Agreement. The Contractor shall comply with the requirements included in Annex 10 — Responsibility Matrix.

10.7	Performance and Payment Bond

To secure the due, timely and complete performance of this Agreement by the Contractor, the Contractor, prior to commencing Work and within twenty (20) days following the execution of this Agreement, shall provide the Principal with a performance bond (“Performance Bond”) in the amount of U.S. $3,000,000 (three million U.S. dollars) in the form attached as Annex 12 hereto and issued by a reputable a U.S.-based surety company satisfactory to Principal. Contractor shall also provide a payment bond (“Payment Bond”) in the amount of U.S. $3,000,000 in the form attached as Annex 12 and issued by a U.S.-based surety company satisfactory to Principal with respect to the payment for all labor and materials furnished by Contractor’s suppliers and laborers to be renewed once in accordance with its terms. Up to U.S. $2,000,000 (two million US dollars) of each such bond may be provided by the Subcontractor responsible for the civil work; provided that each such bond satisfies the foregoing requirements (the “Civil Subcontractor Bonds”). All bonds shall name Principal and Financier as dual obligees pursuant to dual obligee riders or other documents in form and substance satisfactory to Principal. The Civil Subcontractor Bonds may also name Contractor as a dual obligee. The bonds shall also provide for Principal’s right to full subrogation to Contractor’s rights under such bonds and for Financier’s full subrogation of Principal’s rights thereunder, together with such other assurances and endorsements with respect to such bonds as Principal may require. Notwithstanding anything else to the contrary herein, the form and substance of the Performance Bond and Payment Bond shall be subject to the reasonable discretion of Principal.

10.8	Contractor shall cooperate with Principal in providing documentation necessary to demonstrate that the Plant qualifies for the production tax credit or the investment tax credit under state or federal tax laws and regulations, including without limitation providing evidence of continuous construction activities occurring on the Plant, purchase orders for all equipment supplied by Contractor, and other documents requested by Principal.

11.	PRINCIPAL’S DUTIES

11.1	Preliminary Contracts

To enable the Contractor to erect the Plant, the Principal will at its own expense, before the Contractor starts the erection of the Plant, supply the Contractor with copies of the signed contracts for the lease of the Site, the PPA and the supply of substrates. These contracts must be sufficient to build and operate the plant as detailed in this Agreement.

11.2	The Principal will provide the Contractor reasonable and unhindered access to the Site 24/7 for 365 days per year in such condition as will enable the Contractor to construct the Plant pursuant to this Agreement.

11.3	Access to the Site, Storage

11.3.1	The Principal will provide the Contractor and its employees and Subcontractors and consultants with unlimited access to the Site during all the phases from the start of the Work and until the Substantial Completion Date.

11.3.2	The Principal will provide access to the Site suitable and sufficient for deliveries by trucks and trailers with up to 45-ton load capacities.

11.4	[INTENTIONALLY OMITTED]

11.5	All of the tasks which are indicated in the Responsibility Matrix - Annex 10 - as the Principal’s duties will be provided by the Principal at its own expense and within the time frame as specified in the Workflow Plan - Annex 7.

11.6	Substrates quality and characteristics

11.6.1	The Principal undertakes to supply the Plant with Sufficient Substrates. Any deviation from the quantities, characteristics, ingredients and composition of the recipe prepared by Contractor not in line with the indicators stated under the “Table of Quality and Quantities Substrates Deviances” attached under Annex 14, by mass or by each of the specifications as detailed under such Annex, must be approved in writing by the Contractor prior to such change. If written approval is not provided by the Contractor, the Plant will be considered as operated not in line with the Manual.

11.6.2	Two weeks prior to Commissioning, the Principal shall provide the Contractor with samples of the substrates to be fed-in and the Contractor shall prepare in consultation with the Principal the initial feed-in recipe to be used during the feeding-in and the Commissioning of the Plant. Such initial feed-in recipe shall be consistent with the samples of substrates previously provided by Principal, so long as such samples are in line with the provisions of Annex 14. Principal shall supply Sufficient Substrate for the commissioning of the Plant in accordance with the initial feed-in recipe prepared by Contractor. If such substrates are not Sufficient Substrates, Contractor might refuse to perform the Commissioning or shall amend the level of the Performance Test to be reached under Article 12 below and the respective indicators thereof.

12.	COMMISSIONING AND DELIVERY

12.1	When Contractor believes Mechanical Completion has occurred, Contractor may execute and submit to Principal a Certificate of Mechanical Completion in the form attached as Annex 13B. Within ten (10) Working Days thereafter, Contractor and Principal will meet to conduct a technical inspection of the Plant to evaluate whether Mechanical Completion of the Plant has been achieved. Within ten (10) Working Days of any such inspection, Principal shall: (a) reject the certificate if all conditions to Mechanical Completion have not been achieved and provide written notice to Contractor of all unfinished or deficient Work (“Notice of Deficiencies”) which must be completed as a precondition to the Plant achieving Mechanical Completion; or (b) issue the applicable Certificate of Mechanical Completion executed by both Contractor and Principal, stating the date on which Mechanical Completion has occurred.

12.2	Where the Contractor’s submission of a certificate is rejected by the Principal in accordance Article 12.1(a), Contractor will use its best efforts to remedy, repair and/or complete all incomplete Work needed for the Plant to achieve Mechanical Completion within a reasonable time thereafter (but not to exceed 60 days from the date Principal provided the first Notice of Deficiencies) and inform Principal when Contractor believes the deficiencies have been corrected, at which time the procedure described in Article 12.1 will be repeated (as many times as is necessary) until the Certificate of Mechanical Completion is executed by both the Contractor and Principal; provided, however, that if the Principal has not executed the Certificate of Mechanical Completion within 60 days from the date of Principal’s first Notice of Deficiencies, the Principal shall be entitled to engage one or more third parties to perform any work or repairs required to cause the Plant to achieve Mechanical Completion, and any costs to be incurred thereby shall be paid for by Contractor or deducted from what is owed to Contractor. If Contractor disagrees with reasons of Principal’s denial to execute the Mechanical Completion Certificate, it shall submit its claim to the Ruler for final decision.

12.3	The Parties expressly agree that all of the following are conditions precedent to the Plant achieving Mechanical Completion:

12.3.1	Construction of the Plant has been completed in accordance with the Plans and Specifications;

12.3.2	All equipment and other components of the Plant, including the CHP Units, has passed all standard and required electrical testing, hypot, megger testing, flushing and pressure testing of piping, and all other applicable testing, per codes and guides, including any applicable Machinery Application and Installation Guides;

12.3.3	The Plant is ready to be tested and commissioned; and

12.3.4	A Certificate of Mechanical Completion in the form attached as Annex 13B has been executed by Contractor and countersigned by Principal or the Ruler decision.

12.4	Principal and Contractor may agree to a bifurcated Mechanical Completion such that: (a) “Primary Mechanical Completion” may be obtained first for the components of the Plant relating to digestion of the feedstock, as opposed to generation of power; and (b) “Full Mechanical Completion” occurs after all components of the Plant, including CHP Units, have reached Mechanical Completion. In the event Principal and Contractor agree to such a bifurcation of Mechanical Completion, the Certificate of Mechanical Completion shall be revised accordingly into a Certificate of Primary Mechanical Completion and Certificate of Full Mechanical Completion. Such certificates must be in form and substance satisfactory to Principal, and Contractor.

12.5	Commissioning. After the Plant has achieved Mechanical Completion, sufficient feedstock has been delivered to the Plant (which is 100% the responsibility of Principal) and heated, and the methane content has exceeded the level of 50% of the total biogas production and the temperature within the digester has exceeded 122.4 degrees Fahrenheit, the Contractor shall notify the Principal in writing that the Plant is ready for initial start up and commissioning and the proposed date of such commissioning (“Start-up Notice”). Thereafter, Contractor shall commission the Plant by making it produce the initial power (the “Commissioning”). The date on which the Commissioning will take place shall be not later than 12 months following the Starting Date of Construction, provided that it shall be extended if any Events of Force Majeure or a Principal delay occur, and will be known as the “Commissioning Date”.

12.6	Preliminary Performance Test Requirements. Contractor shall perform the Work so the entire Plant satisfies the performance criteria for Preliminary Performance Test prior to, and as a condition of, Commercial Operation in accordance with, and as set forth in, the specific section of the Testing Protocols.

12.6.1	Preliminary Performance Test Schedule. Contractor shall agree on a Preliminary Performance Test schedule with Principal and shall give notice (which notice may be by email) to Principal of the Preliminary Performance Test at least five (5) Working Days prior to commencing any such test. Representatives of Principal shall be entitled to observe the Preliminary Performance Test. Contractor shall keep such representatives continuously apprised of the schedule for the Preliminary Performance Test and changes in the schedule, the commencement and performance of Preliminary Performance Test, and shall give such representatives at least two (2) Working Days advance notice (which notice may be by email) of the re-performance of the Preliminary Performance Test; provided, however, that such period of advance notice may be reduced at the sole discretion of the Principal’s representative at the Site.

12.6.2	Test Report. Contractor shall submit a Preliminary Performance Test report within five (5) Working Days after the completion of such Performance Test, which report shall provide the Preliminary Performance Test results, evidencing compliance with the power production criteria set forth in the specific section of Annex 19, as applicable. Contractor shall cause such report to contain the test data and calculations to allow Principal to verify the conclusions of such report.

12.6.3	Non Conforming Work and Failure to Pass Preliminary Performance Test. If the Plant does not pass the Preliminary Performance Test, Contractor shall, at Contractor’s sole cost and expense, in accordance with the specific section of the Testing Protocols, take such corrective actions to the Plant, as the case may be, to address such failure to pass the Preliminary Performance Test; provided that all such corrective action shall otherwise be in compliance with the requirements for the Work hereunder. At any time during and promptly after completion (whether or not successful) of the Preliminary Performance Test (or any re-performance of the Preliminary Performance Test or pursuant to any remedial plan adopted pursuant to the Testing Protocols), each Party shall advise the other Party in writing of any defect that was discovered during the Preliminary Performance Test. Contractor shall, at Contractor’s sole cost and expense, correct any defect and promptly provide notice to Principal that such corrective measures have been completed. In case of disagreement on the result of the Preliminary Performance Test and/or on the defects and/or the remedial actions to be taken, the issue will be submitted by either Party to Ruler for final resolution.

12.6.4	Certificate of Completion of Testing. Upon the Successful Completion of the Preliminary Performance Test as demonstrated by a test report delivered to Principal by Contractor and accepted by Principal, Principal shall issue a notice that Preliminary Performance Test has been Successfully Completed

12.6.5	Intentionally Omitted.

12.6.6	Post Test Modifications. If prior to Substantial Completion:

(a)	A Performance Test has been Successfully Completed for the Plant;

(b)	A certificate of completion of such Performance Test has been issued pursuant to Article 12.6.5; and

(c)	Either Contractor or any Subcontractor makes any modification to the Plant, as the case may be; then, unless otherwise waived by Principal in writing, the Performance Test shall be a re-run as a condition to the Plant achieving Substantial Completion.

12.7	Plant Substantial Completion.

12.7.1	Conditions to Substantial Completion. The following are the conditions precedent for Substantial Completion

(a)	The Plant has been constructed, successfully tested and commissioned such that, among other things: (a) the Plant (i) is operating within all the specified parameters in the Construction Documents and has satisfied all conditions precedent set forth in Article 12.7 hereof, (ii) has achieved Mechanical Completion, (iii) has all Permits and Related Rights and (iv) is operating and generating the specified output pursuant to the Construction Documents, has achieved Commercial Operation, as defined in and the PPA and is supplying power to the Power Purchaser in full accordance with the PPA, provided that (i) Client has provided the Plant with sufficient substrates in line with the initial recipes defined by Contractor for the initial commissioning of the Plant (as indicated in Annex 14 — Table of Quality and Quantity Substrates Deviances); (ii) the PPA is then in force and the Plant has achieved interconnection with the grid (which, for the avoidance of doubt, is Principal’s responsibility and (iii) no Extreme Weather Conditions occurred during construction period delaying the continuity of works);

(b)	a successful operational performance test of the Plant for its intended use shall have been completed demonstrating that Plant performance criteria of electrical generation, heat rate and emission levels have been met and are satisfactory;

(c)	Principal shall have received from Contractor satisfactory evidence that all payrolls, bills, and other costs and expenses relating to the work performed under the Construction Documents have been paid or otherwise satisfied (including lien waivers and releases, from every Subcontractor and every other Person who provided labor, material, equipment or supplies for the work or the Plant) (Substantial Completion shall not occur until a Certificate of Substantial Completion has been executed by all appropriate parties);

(d)	the Work has been performed in accordance with this Agreement and the Plant as a whole is capable of being operated in a safe and proper manner;

(e)	all civil works are complete and meet the requirements of this Agreement except for those civil works (if any), which are required to be performed after Substantial Completion;

(f)	the Performance Test has been Successfully Completed;

(g)	Contractor shall have paid all Delay Liquidated Damages, if any, due and payable pursuant to Article 12.7.3;

(h)	Contractor has obtained, and Principal has received copies of, all Permits and Related Rights necessary for the commencement and ongoing operation of the Plant in a safe, efficient, and reliable manner and otherwise in accordance with Applicable Law and otherwise required to be obtained by Contractor hereunder as of such time, such Permits and Related Rights are in full force and effect, and Contractor shall have completed all requirements under each such Permit and Related Right required to be completed as of such time; and

(i)	A Certificate of Substantial Completion in the form attached as Annex 13C has been executed by Contractor and countersigned by Principal.

12.7.2	Substantial Completion Certificate. When Contractor believes Substantial Completion has occurred, Contractor may execute and submit to Principal a Certificate of Substantial Completion in the form attached as Annex 13C. Within 10 Working Days thereafter, the Contractor, and Principal, will meet to conduct a technical inspection of the Plant to evaluate whether Substantial Completion of the Plant has been achieved. Within 10 Working Days of any such inspection, Principal shall: (a) reject the certificate if all conditions to Substantial Completion have not been achieved and provide written notice to Contractor of all unfinished or deficient Work which must be completed as a precondition to the Plant achieving Substantial Completion; or (b) issue the applicable Certificate of Substantial Completion executed by Principal, stating the date on which Substantial Completion has occurred. Where the Contractor’s submission of a certificate is rejected by the Principal, Contractor will use its best efforts to remedy, repair and/or complete all incomplete Work needed for the Plant to achieve Substantial Completion no later than the Substantial Completion Guaranteed Date and inform Principal when Contractor believes the deficiencies have been corrected, at which time the foregoing procedure will be repeated until the Certificate of Substantial Completion is executed by Principal. All unfinished or deficient Work in the Plant, which is not required for Substantial Completion but is required for Final Completion, will then be recorded in a Punch List Items report, which will be prepared by Contractor and signed by both the Contractor and the Principal (the “PLI Report”). The PLI Report will also include an estimated value for each deficient item or unfinished Work and the expected date of repair or delivery. The Principal has the right to refuse to sign the PLI Report if in its reasonable discretion the PLI Report is incomplete, erroneous or contains items, which are required for Substantial Completion. In case of disagreement, the issue will be submitted by either Party to Ruler for final resolution. Any failure of Principal to sign the PLI Report shall not relieve Contractor of its obligation to affect a prompt remedy and repair of any item necessary for Substantial Completion.

12.7.3	Delay Liquidated Damages. Contractor agrees that if Substantial Completion is not achieved by the Substantial Completion Guaranteed Date (as extended due to Events of Force Majeure or delays due to Principal), then Contractor shall pay Delay Liquidated Damages for each day that Contractor fails to achieve Substantial Completion. Delay Liquidated Damages provided for this Article 12.7.3 are the Principal’s sole and exclusive remedy of the delay unless there is fraudulent or willful misconduct on the part of Contractor.

12.8	Commercial Operation

Commercial Operation shall be achieved by the Commercial Operation Guaranteed Date.

12.9	In the event that Contractor fails to achieve Commercial Operation by December 31, 2015, and Principal is liable to pay liquidated damages or for an extension in accordance with the PPA as a result, provided however that such failure is not due to Principal fault or delay in providing the Plant with Sufficient Substrates as indicated in Article 11.6, Contractor shall be liable to indemnify and reimburse Principal the full amount of all such liquidated damages for which Principal is liable, or for such extension, under the PPA.

12.10	Final Completion

12.10.1	Conditions to Final Completion. Final Completion shall be deemed to have occurred only if all of the following conditions shall have occurred:

(a)	Substantial Completion has occurred;

(b)	[intentionally deleted]

(c)	all Punch List Items have been completed, or Contractor shall have paid Principal in accordance with Article 14.8 for Principal’s correction or remediation of such items;

(d)	all warranties, design materials, operation and maintenance manuals, schematics, spare parts lists, design and engineering documents, performance testing data, “as-built” drawings and surveys, and such other items as are required by the Construction Documents and the Service, Operation and Maintenance Agreement have been delivered to Principal;

(e)	Each of the following shall have occurred: (i) Subcontractors’ personnel shall have left the Site, (ii) all surplus materials, waste materials, hazardous materials (for which Contractor is responsible), rubbish, Contractor equipment and temporary work, other than those to which Principal holds title, shall have been removed from the Site, (iii) any temporary structures on the Site built by or on behalf of the Contractor or its Subcontractors shall have been torn down and removed, (iv) the area disturbed by the Work shall have been re-graded and restored as required by the Permits and Related Rights and (v) any permanent facilities used by Contractor and the Site shall have been restored to the same condition that such permanent facilities and the Site were in on the Full Notice to Proceed Date, ordinary wear and tear excepted;

(f)	Principal shall have received and accepted all items, materials and services to be provided or performed by Contractor in relation to the Plant;

(g)	The Contractor shall procure and submit to the Principal a Warranty Bond as set forth in Annex 11 hereto issued by a reputable surety company authorized to do business in the United States covering the warranty period specified under Article 14 below.

(h)	Contractor shall have delivered an executed Conditional Waiver and Release from Contractor, Conditional Waiver and Releases from all Subcontractors who are to be paid with proceeds of such Final Payment and Unconditional Waiver and Release from all other Subcontractors, in each case, in the form of Annex 21 hereto;

(i)	To the extent any Permit or Related Right is required to be “closed out” or is subject to a similar process by the applicable governmental authority, Contractor has satisfied all such requirements for each Permit or Related Right that is the responsibility of Contractor;

(j)	All other duties and obligations of Contractor and Subcontractors under this Agreement have been fully performed;

(k)	A Certificate of Final Completion in the form attached as Annex 13A has been executed by Contractor and countersigned by Principal;

(l)	all other requirements in this Agreement with respect to completion of the Plant have been satisfied.

12.10.2	Final Completion Certificate. When Contractor believes Final Completion has occurred, Contractor may execute and submit to Principal a Certificate of Final Completion. After receipt of the Contractor’s submission of such a certificate, the Principal shall, within ten (10) Working Days after the receipt of the same: (a) reject the certificate, giving reasons and specifying the work required to be done by the Contractor; or (b) issue the applicable certificate executed by both Principal, stating the date on which Final Completion has occurred. Where the Contractor’s submission of a certificate is rejected by the Principal in accordance with the foregoing, Contractor shall not re-submit a certificate until the . deficiencies are remedied If Final Completion does not occur by the Final Completion Guaranteed Date, the Principal shall be entitled to engage one or more third parties to perform any work or repairs required to cause the Plant to achieve Final Completion, and any costs to be incurred thereby shall be paid for by Contractor or deducted from what is owed to Contractor.

12.11	RISK OF LOSS OR DAMAGE

12.11.1	Care, Custody and Control. Until the Substantial Completion Date, Contractor shall have care, custody and control of the Plant, except as otherwise expressly provided in this Agreement. In event this Agreement is terminated, Principal shall have care, custody and control of the Plant.

12.11.2	Risk of Loss. Until the Substantial Completion Date (except to the extent otherwise provided herein upon the earlier termination of this Agreement), and subject to the provisions of this Article 12, Contractor assumes risk of loss, and full responsibility, for the cost of replacing or repairing any damage to the Work related thereto and assumes risk of loss, and full responsibility, for the cost of replacing or repairing any damage to, any maintenance equipment (including temporary materials, equipment and supplies) which is purchased by Contractor for permanent installation in, or for use during the construction of the Work as it relates to the Plant. It is however agreed that damages to the Work caused by Principal and/or its employees, partners, owners or agents shall not fall within Contractor’s liability.

12.11.3	Risk of Loss After Substantial Completion. Principal shall bear the risk of loss for, and full responsibility for, the cost of replacing or repairing any damage to the Plant from and including Substantial Completion Date or the earlier termination of this Agreement.

12.12	Warranties. Warranties required by this Agreement shall commence on the Substantial Completion Date unless a different date of commencement is expressly stated in this Agreement for a particular piece of equipment in the Plant or a portion of the Plant.

13.	RETENTION OF TITLE

13.1	Unless and to the extent title has already passed to the Principal pursuant to this Agreement prior thereto, the title in the Plant, the Work and any other Delivered Objects shall be transferred to the Principal on a pro rata basis subject to receipt by Contractor of the applicable payment by Principal pursuant to this Agreement.

13.2	Notwithstanding such transfer of title, the Contractor will keep care and custody of, and be liable hereunder with respect to, the Work and equipment until the Delivery Date.

13.3	The Contractor hereby warrants to the Principal that: (a) prior to the transfer of ownership thereof to the Principal, it will have good and marketable title to, and ownership of, the Plant and equipment covered by this Agreement; and (b) ownership of the Plant and equipment covered by this Agreement shall pass to and vest in the Principal free and clear of any liens or rights of any third-party. Contractor will indemnify and hold harmless Principal against any claims, costs, damages, liabilities, fees (including reasonable cost of counsel), expenses and losses that arise out of or relate to any services performed by Subcontractors or other parties up to the point in time when full title has passed from Contractor to Principal, in each case, whether or not the same are incurred prior to the vesting of full title to and ownership of the Plant in Principal or afterwards.

13.4	If third-parties take recourse to the Delivered Objects, particularly by means of an attachment, due to claims made by third parties against the Principal, the Principal shall within five (5) days reimburse the Contractor for all costs concerning such Delivered Objects, including any damages, fees reasonable cost of counsel, and losses thereof to enable the regular continuity of the Work as detailed under Annex 7. Any delays to the Work due to such events will be regarded as the Principal’s responsibility only.

14.	WARRANTIES

14.1	Contractor warrants to the Principal that the materials and\or components used in the construction of the Plant shall be of good quality and new unless this Agreement requires or permits otherwise. Contractor further warrants that the Work will conform to the requirements of this Agreement and shall be free of any defect whatsoever in material or workmanship. Work, materials, or components not conforming to these requirements may be considered defective. Except as otherwise indicated in this Article 14, such warranties will remain in full force and effect for a period of one year from the Delivery Date.

14.2	Subject to Article14.4 below the Contractor, as of Delivery Date and for the period set forth below with respect to each item below (the “Warranty Period”), Contractor shall repair at Contractor’s expense any damage, defect and\or fault in material or workmanship as contemplated in Article 14.1 above (“Damage”):

14.2.1	Flame-swept parts of the Plant: two (2) years from the Commissioning Date.

14.2.2	Machine and electro-technical parts of the Plant: two (2) years from the Commissioning Date.

14.2.3	Concrete parts of the Plant – five (5) years from the Start Up Notice, provided that the Principal will renew the inner coating of digesters as instructed in writing by the Contractor every five (5) years.

14.3	The Contractor’s liability shall cease in respect of each part of the Plant specified in Articles 14.2.1 - 14.2.4 after the expiration of the relevant warranty period specified in such clauses.

14.4	The warranty does not include materials used or consumed in the ordinary course of business and natural wear and tear and the Principal shall be responsible for the provision of and cost of any such consumables.

14.5	The warranties contained in Article14.2 are subject to and expressly conditioned upon strict compliance with the following conditions:

14.5.1	The input substrates used for the operation of the Plant must be within the Deviation List as detailed under Annex 14 and as described in Article 11.6, Annex 2 and Annex 6. If the Contractor requests, the Principal will send the Contractor a sample from the input substrates in order to perform a laboratory analysis. A refusal of the Principal to provide the Contractor with such samples permits the Contractor to terminate or void all relevant warranties.

14.5.2	[INTENTIONALLY OMITTED]

14.5.3	Machinery breakdowns and shutdowns must be recorded by the Principal according to their type and scope, and be immediately reported to the Contractor as soon as reasonably practicable following applicable breakdown and\or shutdown of the Plant.

14.5.4	The Contractor must be granted access to the Plant and to Plant data in order to control the Plant’s proper operation and to make the necessary repairs. Any delays and/or avoidance in such access due to the Principal will absolve the Contractor from any responsibility to repair the damages until such access is granted.

14.5.5	The warranty shall not include immaterial deviations in the construction of the Plant, immaterial impairment of use, and natural wear and tear. Variations, changes and tolerances within the framework of the ANSI or DIN standards or standards superseding them shall be seen as insignificant variations.

14.6	The Principal shall issue a Defect Notice to the Contractor as soon as reasonably practicable after the Principal becomes aware of any defect, default or malfunction in the Plant.

14.7	The Contractor is obliged to respond to any Defect Notice received during the relevant warranty period within two (2) Working Days of receipt thereof. The Contractor shall provide the Principal with a provisional solution enabling the ongoing operation of the Plant and its components, including the CHP Units, and shall remedy such defects, defaults and malfunctions as soon as technically and commercially possible, but, in any event, no later than 30 days.

14.8	If the Contractor has not corrected defects and shortcomings in the Plant within the terms stated in Article 14.7 above, the Principal shall be entitled to employ another contractor to correct such defects and shortcomings and to recover the reasonable cost from the Contractor unless the Contractor’s failure to repair such defects and shortcomings is due to an Event of Force Majeure or any act, omission, written instruction or material act of prevention by the Principal in which case the period within which the Contractor is obliged to rectify any defect or shortcoming in accordance with Article 14.7 shall be extended by a period equivalent to the length of the Event of Force Majeure or the length of time which the Principal prevents the Contractor from rectifying such defect or shortcoming.

15.	PARTIES’ LIABILITY

15.1	Each Party shall have full responsibility for, and agrees to indemnify and hold the other Party and any of its affiliates, their officers, directors, partners, agents, employees, successors and assigns (collectively, the “Indemnitees”) harmless from, any and all liabilities, claims, losses, costs, expenses, demands, suits, actions or damages, including without limitation, damage to any third party or loss of third party property, attorney fees and other litigation expenses, incurred by the Indemnitees or any of them as a result of act and/or omission by such Party, any of its affiliates, officers, directors, partners, agents, employees, subcontractors, successors and assigns (in this Section, collectively, “Agents”), which constitutes a breach of its undertakings hereunder and/or the provisions of any Applicable Law or arising from injury or damage caused by such Party or its Agents to persons or property, in connection with such Party’s or its Agents’ performance hereunder, including without limitation injury or damage arising as a result of any malfunction or defect in the Delivered Objects, or arising as a result of any action or proceeding based on a claim that the Work (or any part thereof) infringe any third party’s Intellectual Property Rights. The aforementioned indemnification undertakings shall not apply in the event the liabilities, claims, losses, costs, expenses, demands, suits, actions or damages with respect to which indemnification is sought, arises out of intentional act of the Principal or anyone acting on its behalf.

15.2	Principal shall indemnify and hold Contractor Indemnitees harmless from, any and all liabilities, claims, losses, costs, expenses, demands, suits, actions or damages, attorney fees and other litigation expenses, incurred by the Indemnitees or any of them as a result of any environmental liability arising out of the condition of the Site before the Starting Date of Construction.

15.3	It is agreed that in the event of claim against either Party, the indemnifying Party shall have the right to select legal counsel and control the defense and settlement of any third party claim that is covered by the indemnity in this Article 15.

16.	PRINCIPAL’S LIABILITY

The Principal shall compensate the Contractor for the following additional expenses incurred by Contractor:

16.1	Additional expenses resulting from Changes in the Work to the extent reflected pursuant to a Change Order in accordance with Article 9 above;

16.2	Additional expenses incurred by Contractor that directly result from a delay in the Contractor’s performance caused solely by the Principal.

17.	PRINCIPAL’S GUARANTEE

[INTENTIONALLY OMITTED]

18.	INTELLECTUAL PROPERTY RIGHTS

18.1	The Contractor grants and agrees to grant to the Principal a paid-up, royalty-free, non-exclusive license to use, all plans, drawings, specifications, calculations, designs, graphs, sketches, design details, models, computer programs, photocopies, brochures, reports, notes of meetings, codes, data, documents and other written or recorded material produced by or on behalf of the Contractor in connection only with the Work (whether in existence or to be made) and all amendments to them and any works, designs or inventions of the Contractor incorporated or referred to in them for all purposes relating to the Work or the Site, including the construction, completion, repair, maintenance, use and advertisement of the Work. For the avoidance of doubt, such license may be assigned to the Financier without the prior written consent of the Contractor. The Contractor shall not be liable for the use of any of the documents or other materials referred to in this Article 18.1 for any purpose other than that for which they were prepared; for the avoidance of doubt, any improvement to the Work (of any kind whatsoever) following the Delivery Date shall be the sole property of the Principal and Contractor shall have no right to such future improvements unless Contractor makes such improvements, in which case Principal’s license shall extend to and include such Contractor-made improvements, as well.

18.2	The Contractor represents and warrants that the Work shall not violate or otherwise infringe on the Intellectual Property Rights of any third party. If either one of the Parties learns of a claim that the Work, or any part thereof, infringes on or otherwise violates the Intellectual Property Rights of a third party, the Party became aware of such possible violation or infringement shall promptly give notice with respect to such claim to the other Party.

18.3	If the Principal’s use of the Work for the purpose of owning and operating the Plant at the Site, or any part thereof, is enjoined due to a claim made by any third party, the Contractor shall either (i) procure for the Principal the right to continue using the affected Work or (ii) replace such Work with a non-infringing item of a similar function or performance. The Contractor shall further indemnify and hold harmless Principal from any and all claims, losses, damages, fees (including reasonable cost of counsel), expenses and other liabilities arising from or relating to such third-party claim.

18.4	The Contractor agrees upon request at any time made by the Principal to give the Principal or any persons authorized by the Principal access to and at the Principal’s expense copies of the material referred to in Article 18.1 and\ or which are related to the Plant and\or Work for the sole purpose of owning the Plant and operating it.

19.	CONFIDENTIALITY

19.1	Each Party undertakes to keep in strict confidence any Confidential Information disclosed to any such Party during the negotiations the permitting process, the construction, the delivery the commissioning or the performance of this Agreement, and neither Party shall disclose Confidential Information to any third party and shall only release the Confidential Information to those of its directors, officers, employees or subcontractors on a “need to know basis” for the purpose of this Agreement only (the “Purpose”). Each receiving Party shall treat Confidential Information with the same degree of care and apply no lesser security measures than it affords to its own confidential information. The receiving Party warrants that these measures provide adequate protection against unauthorized disclosure, copying or use.

19.2	The receiving Party shall make no commercial use of the Confidential Information or use it otherwise than for the Purpose.

19.3	Confidential Information may be disclosed if and to the extent:

19.3.1	it is required by law, by any relevant securities exchange(s), court order or other authority of competent jurisdiction or any regulatory or government authority to which the receiving Party is subject, but in each case only to the extent required and for the purpose of such disclosure;

19.3.2	the receiving Party reasonably considers it necessary to disclose the information to its professional advisers, auditors or bankers for the purpose of this Agreement provided that it does so on terms protecting the information;

19.3.3	the information has entered the public domain through no fault of the receiving Party;

19.3.4	the information was previously disclosed to the receiving Party without any obligation of non disclosure; or

19.3.5	the disclosing Party has given its consent in writing to such disclosure.

19.3.6	The provision of this clause shall continue to apply notwithstanding the termination of this Agreement and/or the completion of the performance of the Work.

20.	HEALTH AND SAFETY

20.1	The Contractor shall, subject and pursuant to Applicable Law, perform the Work and all its undertakings hereunder having regard to the health and safety of persons involved in the use, construction, occupation, maintenance, repair, modification or demolition of the Work and\or the Plant and shall:

20.1.1	give notices required by Applicable Law, statutes, ordinances, codes, rules and regulations and lawful orders of public authorities bearing on safety of persons or property or their protection from damage, injury and\or loss; and

20.1.2	comply with any safety policies produced by the Principal.

21.	FORCE MAJEURE

21.1	Neither of the Parties shall be considered in breach of an obligation under this Agreement or otherwise liable to the other by reason of any delay in performance or non-performance of any of its obligations under this Agreement to the extent and insofar such delay or non-performance is due to an Event of Force Majeure.

21.2	The Party affected by the Event of Force Majeure shall, as soon as possible, notify the other Party in writing of the nature and extent of the Event of Force Majeure. The notice shall set out the circumstances constituting the Event of Force Majeure event, the obligations which are thereby delayed or prevented, and shall include an estimate of the anticipated delay arising from the Event of Force Majeure. The Party affected by the Event of Force Majeure shall take all reasonable steps to alleviate its effects and shall resume performance as soon as reasonably practicable and shall notify the other Party when the Event of Force Majeure has ended.

21.3	In case of an Event of Force Majeure, each Party shall cover its costs caused by the Event of Force Majeure.

21.4	Within 14 days after the Event of Force Majeure has ceased, the Contractor shall present its claim, if any, for adjustment of the Workflow Plan in accordance with Article 8.4 herein. Any adjustments to the Workflow Plan shall be made with due regard to the delay caused by the Event of Force Majeure.

21.5	Nothing herein shall excuse non-performance of those contractual obligations not affected directly or indirectly by the Event of Force Majeure.

21.6	If a Party is affected by an Event of Force Majeure and the written notice in relation to the Event of Force Majeure has not been withdrawn within 120 Days, either Party may terminate this Agreement by serving written notice on the other. The service of such notice shall be without prejudice to any rights or obligations, which have accrued prior to termination.

22.	VALIDITY & TERMINATION OF AGREEMENT

22.1	The Principal may terminate this Agreement if not all the Permits and Related Rights have been obtained by four months from the date hereof provided that such a termination was done at least 30 days prior to the planned starting date of the construction of the Plant at the Site. In such case the Principal shall pay to the Contractor that portion of the Contract Price which is fairly and reasonably attributed to the services and Work that the Contractor has performed pursuant to this Agreement up to the date of such termination.

22.2	The Principal may terminate this Agreement before its expiry in the event any one of the following circumstances arises:

22.2.1	the Contractor becomes bankrupt or insolvent, goes into liquidation, has a receiving or administration order made against it, or carries on business under a receiver, trustee or manager for the benefit of its creditors, or if any act is done or event occurs which (under Applicable Law) has a similar effect to any of these acts or events; the Contractor loses its individual license or permit necessary for performing the Work and such lost of permit or license could not be retrieved within a period of 30 days following the date it was lost or expired;

22.2.2	the Contractor is at fault by gross violation of work quality or safety regulations and the fault has not been remedied within five (5) Working Days of a written demand from the Principal;

22.2.3	the Contractor substantially violates the terms of this Agreement and has not ceased this violation and remedied the consequences thereof within four (4) weeks of a written demand from the Principal; and

22.3	The Contractor may terminate this Agreement before its expiry in the event any one of the following circumstances arises:

22.3.1	the Principal becomes bankrupt or insolvent, goes into liquidation, has a receiving or administration order made against it or carries on business under a receiver, trustee or manager for the benefit of its creditors, or if any act is done or event occurs which (under Applicable Law) has a similar effect to any of these acts or events;

22.3.2	the Principal substantially violates terms of this Agreement and has not ceased this violation and remedied the consequences thereof within four (4) weeks of a written demand from the Contractor.

22.3.3	the Principal fails to reimburse the Contractor in accordance with Article 2.4.2 of this Agreement.

22.3.4	the Principal does not pay Contractor any amount due under this Agreement within 30 days after receiving Contractor’s written demand for payment.

22.4	Termination of this Agreement due to any reasons must be notified to the other Party by giving proper reasons and substantiated by all relevant documents.

22.5	As soon as practicable after the notice under Article 22.3 has taken effect, the Parties shall determine the value of the Work that have been executed by the Contractor prior to the notice of termination, the value of the Delivered Objects or the works performed by the Contractor, and the financial obligations the Contractor has been entered into which could not be terminated and the value of the materials and equipment for which the Principal has made payment.

22.6	In the event that this Agreement is terminated due to any of the reasons mentioned herein (save under Article 22.1 and 22.2), the Principal shall pay to the Contractor an amount equal to the Contract Price multiplied by the percentage of completion as of the date of termination less any amount which the Principal has already paid to the Contractor in consideration of the Contractor undertaking the Work pursuant to this Agreement.

23.	FINANCE

Contractor acknowledges its consent to cooperate with the Principal with respect to the following, to the extent reasonably required for the purpose of allowing the Principal to obtain debt finance with respect to the construction of the Plant: (i) assignment of Principal’s rights hereunder, (ii) rendering any information with respect to the Work, to the financing parties and otherwise fully and promptly reasonably co-operate with the financing parties, (iii) providing assistance to the financing parties which they may reasonably require in order to evaluate the Plant, the Work, this Agreement and all other matters related to the Plant.

24.	INDEPENDENT CONTRACTOR

The Contractor is acting in the performance of this Agreement as an independent Contractor, and there shall be no employer-employee relationship between him and/or his employees and the Principal. The Contractor shall not be deemed an agent of the Principal and shall not act on the Principal’s behalf and shall not make the Principal liable for its acts or omissions.

25.	ASSIGNMENT OF RIGHTS

Except to or at the direction of the Financier, to or at the direction of any party purchasing or benefiting from the investment tax credit applicable to the Plant or any party purchasing the Plant, this Agreement may be assigned only with the prior written consent of the other Party. The Principal may collaterally assign this Agreement and any rights or obligations thereunder to any finance provider or any trustee or agent of any financer as collateral security and in connection therewith; the Contractor shall execute and deliver to such financer any consents or other documents reasonably requested by such financer. Notwithstanding the foregoing, Principal may, without prior consent, assign its rights hereunder to a lender and/or trustee acting on behalf of a lender, or any financing entity, which acquires a security interest in Principal or the Plant (collectively, the “Security Lenders”) in connection with any financing involving the Plant. In the event of an assignment of Principal’s rights hereunder to any Security Lenders, Contractor shall take such further actions and execute such documents as are reasonably requested by such Security Lenders to effectuate such assignment including, without limitation, a consent agreement. Such customary terms and conditions shall include, but not be limited to, provisions related to extended notice and cure periods to be provided to the Security Lenders; consent, inspection and other rights for the benefit of the Security Lenders; and other terms and accommodations to Security Lenders as are customary for non-recourse project financings. Solely with respect to any Security Lender which acquires a security interest in Principal or this Agreement, and provided Contractor has received written notice from Principal of such interest and request, Contractor shall give written notice to such Security Lender of any default or event of default by Principal under this Agreement. Each of the Parties will have the right to assign in full or in part its rights under this Agreement to a subsidiary owned by it.

26.	CHANGES TO THE AGREEMENT

Changes, amendments and corrections to this Agreement shall be made in writing and signed by both Parties.

27.	SEVERABILITY

27.1	Should any provision in this Agreement be found by any court or competent authority to be invalid, unlawful or unenforceable in any jurisdiction that provision shall be deemed not to be a part of this Agreement and it shall not affect the enforceability of the remainder of this Agreement nor shall it affect the validity, lawfulness or enforceability of that provision in any other jurisdiction.

27.2	The Parties agree furthermore to replace an invalid provision by one, which most closely approximates the invalid provision in a legally permissible way.

28.	ENTIRE AGREEMENT

28.1	This Agreement, its annexes and schedules sets out the entire agreement and understanding between the Parties and supersedes all prior agreements, understandings or arrangements (whether oral or written) in respect of the subject matter of this Agreement.

28.2	Each Party acknowledges that it has entered into this Agreement in reliance only on the representations, warranties, promises and terms contained in this Agreement, its annexes and schedule and save as expressly set out in this Agreement neither Party shall have any liability in respect of any other representation, warranty or promise made prior to the date of this Agreement unless it was made fraudulently.

29.	NOTICES

Any notice to a Party under this Agreement shall be in writing in the English language, signed by or on behalf of the Party giving it and shall be delivered personally, by pre-paid first class mail, or airmail, if abroad, by overnight courier service to the address of the Party appearing on page one (1) of this Agreement, or as otherwise notified in writing from time to time. A notice shall be deemed to have been served at the time of delivery, if delivered personally, or forty-eight (48) hours after posting for an address in the United States and five (5) Working Days after posting for any other address. Principal hereby agrees to provide Contractor all relevant notice details in a timely manner, including, but not limited to, notices to be provided to Financier. Furthermore Principal hereby agrees and accepts that all notices addressed to Contractor shall also be sent in copy to: []

Contractor hereby agrees and accepts that all notices addressed to Principal shall also be sent in copy to: []

30.	ARBITRATION, JURISDICTION, APPLICABLE LAW

30.1	Subject to any provisions of this Agreement, which grant any powers to the Ruler, all disputes or claims between the Parties arising out of or related to this Agreement, its subject matter and/or its validity will be decided by binding arbitration which, unless the Parties mutually agree otherwise in writing, shall be administered by the American Arbitration Association in accordance with its Construction Industry Arbitration Rules in effect on the date of this Agreement.

30.2	The venue of the arbitration will be North Carolina.

30.3	The applicable law will be the law of North Carolina; the arbitrator shall: (i) apply substantive applicable Law; (ii) shall not be bound by any rules of procedure and\ or evidence; and (iii) shall give reasons for his ruling.

30.4	The language of the arbitration will be English.

31.	LIMITATIONS ON DAMAGES AND WARRANTIES

The Parties agree that:

(i)	the Contractor’s liability under this Agreement shall not exceed the Contract Price.

(ii)	Except as otherwise provided herein and in respect of Delay Liquidated Damages, Contractor shall not be liable for any special, indirect, incidental, consequential, punitive or exemplary damages regardless of the theory of recovery.

(iii)	The warranties in this Agreement are exclusive and Contractor disclaims all other warranties of any kind, whether statutory, express, or implied. The remedies in this Agreement are the exclusive remedies of Principal for any failure by Contractor to comply with its warranty obligations in this Agreement, provided however that nothing herein shall abrogate any obligation of the Contractor pursuant to the Service, Maintenance and Operation Agreement or the Performance Guarantee Agreement.

In witness thereof, the Parties have signed this Agreement

AUSPARK LLC, the Contractor

/s/ AUSPARK LLC
Date: April 7, 2015

Orbit Energy Rhode Island, LLC, the Principal

/s/ Orbit Energy Rhode Island, LLC
Date: April 7, 2015

This PARENT GUARANTY (this “Guaranty”) of Austep S.p.A. with offices at Mecenate, 76/45 20138 Milano, Italia (the “Guarantor”) is made in favor of Orbit Energy Rhode Island, LLC (the Beneficiary”):

WHEREAS, pursuant to: an Amended and Restated Turnkey Agreement for the Design, Construction and Delivery of a Biogas Plant dated April 7, 2015 with a lump sum of $13,800,000, including all of its exhibits and attachments (the “Agreement”), the Beneficiary has agreed to engage Anspark LLC of North Carolina (the “Contractor”) to perform certain described obligations in relation to the Project; and,

WHEREAS, Beneficiary has agreed that Contractor’s parent shall provide this Guaranty.

IT IS AGREED as follows:

1.	For good and valuable consideration, receipt of which is hereby acknowledged, including the Beneficiary entering into the Contract with the Contractor, the Guarantor guarantees to the Beneficiary the performance by the Contractor of each and all of the obligations, warranties, duties, liabilities and undertakings of the Contractor under and pursuant to the Contract when and if such obligations, duties and undertakings shall become due and performable, or liabilities are incurred, according to the terms of the Contract (collectively, the “Guaranteed Obligations”).

2.	If the Contractor is determined in good faith by the Beneficiary to be in default under the Contract, the Beneficiary shall provide the Guarantor prompt written notice of the Contractor’s default and provide the Contactor and Guarantor a reasonable time to cure any default, but in no event less than thirty (30) days. No obligations shall be owed to the Beneficiary by the Guarantor under this. Guaranty with respect to ongoing work unless, prior to performing any remedial work or incurring any expenses related to Contractor’s default, the Beneficiary provides the Guarantor with sufficient notice and opportunity to properly remedy the Contractor’s alleged default.

3.	If the Guarantor and Contractor fail to correct any default with respect to ongoing obligations, after notice and an opportunity to cure, Guarantor shall be responsible to pay only the direct costs that Beneficiary incurs to complete the Contract, and only to the extent that the direct costs incurred by Beneficiary for completion of the entire. Contract are in excess of the lump sum. In addition, in the event that Contractor incurs any liability for damages or indemnification obligations to Beneficiary under the. Agreement, and Contractor has failed to pay such damages or indemnification payments within thirty (30) days following the later of (a) receipt of written notice from Beneficiary stating the amount of the damages or indemnification amounts due or, (b) if disputed, a third party decision imposing liability or payment obligation on Contractor, Guarantor shall within twenty (20) days make payment to Beneficiary equal to the full amount of Contractor’s liability or payment obligation, but only to the extent that such liability or payment obligation is in excess of any funds being retained by the Beneficiary reflecting undisputed amounts owed to the Contractor under the Agreement. For the purposes of this Guaranty, direct costs shall mean all hard and soft construction costs and liquidated damages, but shall not include any consequential, indirect or like costs, liabilities or damages to the extent these are recoverable• under the Agreement. In no event shall the obligations or liabilities imposed on Guarantor exceed the obligations or liabilities of Contractor under the Agreement. Under no circumstances shall. Guarantor be liable to Beneficiary for any special or consequential damages (including without limitation lost profits), except as noted in the Agreement. Beneficiary may enforce against Guarantor any and all of the rights of Beneficiary under this Guaranty without having instituted or completed any legal, arbitration or other proceedings against Contractor, but it is explicitly understood that Guarantor reserves and shall be permitted to enforce any defenses available to Contractor under the Agreement.

4.	Guarantor’s obligations hereunder (a) are absolute and unconditional, (b) constitute a guaranty of payment and performance, and not merely a guaranty of performance, (c) are as primary obligor and not as a surety only, (d) shall be a continuing guaranty of all Guaranteed Obligations and (e) shall be irrevocable. Guarantor’s obligations hereunder shall terminate six (6) months after the date of full compliance with• all obligations and duties, and discharge and payment of all liabilities and payment obligations, to the Beneficiary under the Agreement.

5.	No change, extension of time, alteration or modification of the Agreement, or of the work to be performed thereunder, shall in any way affect Guarantor’s obligations on this Guaranty; and Guarantor does hereby waive notice of any change, extension of time, alteration or modification of the Agreement or of work to be performed thereunder.

6.	Guarantor represents and warrants to Beneficiary that: (a) Guarantor is duly organized and validly existing as a corporation under the laws of Italy; (b) Guarantor is authorized and has all necessary power and authority, corporate and other, to execute and deliver this. Guaranty and to perform the Guaranteed Obligations; (c) this Guaranty has been duly executed and delivered by Guarantor and is the valid, binding, and enforceable contract of Guarantor, except as affected by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting the enforcement of creditors’ rights generally, general equitable principles and an implied covenant of good faith and fair dealing; and (d) the execution and delivery of this Guaranty by Guarantor and its performance of its obligations under the Guaranty, do not (and, to the best of Guarantor’s, knowledge, will not) conflict with any law, rule or regulation, or any agreement, instrument, indenture, deed or any other restriction, including those of its home country, to which Guarantor is subject or a party, or accelerate or affect any of its obligations under any thereof.

7.	The Guarantor obligations contained herein will be terminated as of the date that, not subject to any ongoing claims or disputes, Contractor has: (1) completely performed and fulfilled all the undertakings, covenants, terms, conditions, and agreements of the Agreement during the term of the Agreement and any extensions thereof that are granted by the Beneficiary, with or without notice to the Guarantor; (2) completely performed and fulfilled all the undertakings, covenants, terms, conditions, and agreements of any and all duly authorized modifications of the Agreement that hereafter are made; and (3) fully discharged and paid any and all liabilities or payment obligations to Beneficiary that may be incurred in connection with the Agreement or if the Beneficiary breaches the Agreement with Contractor in any manner.

8.	Upon default or any action under this Guaranty, Beneficiary shall maintain the obligation to pay Contractor all remaining funds due under the Agreement or, in the alternative, shall agree to pay the Guarantor as the Work is completed.

9.	No right of action shall accrue on this Guaranty to or for the use of any person or corporation other than the Beneficiary, its successors and assigns.

10.	Guarantor shall remain responsible to ensure that all obligations under this Guaranty are performed. Without limiting its ongoing joint and several obligations to Beneficiary following such assignment, Guarantor tray assign any of its rights and obligations under this Guaranty upon the mutual agreement of the parties. Guarantor agrees that this Guaranty shall inure to the benefit of and may be enforced by the Beneficiary and its successors and assigns and shall be binding upon and enforceable, jointly and severally, against the Guarantor and the Guarantor’s successors and assigns without any formal action or notice to the Guarantor.

11.	This Guaranty is governed by and shall be construed in accordance with the laws of the State of North Carolina. Subject to any provisions of the Agreement, which grant any powers to the Ruler (as defined therein), all disputes or claims between the Parties arising out of or related to the Agreement or this Guaranty, their subject matter and/or their validity will be decided by binding arbitration which, unless the Parties mutually agree otherwise hi writing, shall be administered by the American Arbitration Association in accordance with its Construction Industry Arbitration Rules in effect on the date of this Agreement. The venue of the arbitration will be North Carolina. The applicable law will be the law of North Carolina; the arbitrator shall: (i) apply substantive applicable Law; (ii) shall not be bound by any rules of procedure and \or evidence; and (iii) shall give reasons for his ruling. The language of the arbitration will be English.

12.	In case any provision of this Guaranty shall be found unenforceable or invalid for any reason, the enforcement of any such provision shall be deemed modified to the extent necessary to be enforceable or if such modification is not practicable, such provisions shall be deemed deleted from this Guaranty.

13.	Correspondence, notices or claims relating to this Guaranty shall be sent to Guarantor at the address set forth above, attention “Managing Director”.

14.	Capitalized, undefined terms used herein shall have the meanings assigned to them in the Agreement.

Austep S.p.A.
/s/ Austep S.p.A

Acknowledged and accepted

Orbit Energy Rhode Island, LLC
/s/ Orbit Energy Rhode Island, LLC
Date: April 7, 2015

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